Exhibit 99.3

REPORT OF MANAGEMENT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Corporation is responsible for establishing and maintaining adequate internal control over financial reporting for the Corporation, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended.

The Corporation’s management, including its principal executive officer and principal financial officer, has assessed the effectiveness of the Corporation’s internal control over financial reporting as of December 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control - Integrated Framework . Based upon such assessment, management believes that, as of December 31, 2006, the Corporation’s internal control over financial reporting is effective based upon those criteria.

KPMG LLP, the independent registered public accounting firm that audited the financial statements included in this Annual Report under “Financial Statements and Notes,” has issued a report with respect to management’s assessment of the effectiveness of the Corporation’s internal control over financial reporting. This report appears on page 67.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Mellon Financial Corporation:

We have audited management’s assessment, included in the accompanying Report of Management on Internal Control Over Financial Reporting, that Mellon Financial Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mellon Financial Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Corporation’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Mellon Financial Corporation maintained effective internal control over financial reporting as of December 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Mellon Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006; and our report dated February 22, 2007 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

February 22, 2007

Mellon Financial Corporation

CONSOLIDATED INCOME STATEMENT

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions, expect per share amounts or unless otherwise noted)	2006	2005	2004
Noninterest revenue
Investment management	$2,432	$1,875	$1,625
Distribution and service	415	317	269
Institutional trust and custody	945	778	628
Payment solutions & investor services	482	524	565
Foreign exchange trading	239	202	186
Financing-related/equity investment	114	326	214
Other	222	192	167

Total fee and other revenue	4,849	4,214	3,654
Gains on sales of securities	3	1	8

Total noninterest revenue	4,852	4,215	3,662

Net interest revenue
Interest revenue	1,448	1,105	813
Interest expense	985	639	360

Net interest revenue	463	466	453
Provision for credit losses	2	17	(14)

Net interest revenue after provision for credit losses	461	449	467

Operating expense
Staff	2,147	1,740	1,556
Professional, legal and other purchased services	516	444	383
Distribution and servicing	503	377	319
Net occupancy	236	233	232
Equipment	179	174	168
Business development	114	95	86
Communications	85	83	82
Amortization of intangible assets	44	27	19
Other	243	189	155

Total operating expense	4,067	3,362	3,000

Income
Income from continuing operations before income taxes	1,246	1,302	1,129
Provision for income taxes	314	418	348

Income from continuing operations	932	884	781

Discontinued operations:
Income (loss) from operations, net of tax expense (benefit) of $9, $(21) and $ 3	22	(72)	10
Net gain (loss) on disposals, net of tax expense (benefit) of $(45), $37 and $3	(56)	(30)	5

Income (loss) from discontinued operations, net of tax expense (benefit) of $(36), $16 and $6	(34)	(102)	15

Net income	$898	$782	$796

Earnings per share(a)
Basic:
Continuing operations	$2.28	$2.13	$1.86
Discontinued operations	(.08)	(.25)	.04

Net income	$2.20	$1.88	$1.90

Diluted:
Continuing operations	$2.25	$2.11	$1.84
Discontinued operations	(.08)	(.24)	.04

Net income	$2.17	$1.87	$1.88

Shares outstanding (in thousands)
Basic average shares outstanding	408,954	415,291	419,610
Common stock equivalents(b)	4,996	3,541	4,677

Diluted average shares outstanding	413,950	418,832	424,287

(a)	Calculated based on unrounded numbers.
(b)	Options to purchase shares of common stock of 7,682 shares in 2006, 27,081 shares in 2005 and 29,514 shares in 2004 were not included in the computation of diluted earnings per common share because the options’ exercise prices were greater than the average market prices of the common shares in each year.

See accompanying Notes to Financial Statements.

Mellon Financial Corporation

CONSOLIDATED BALANCE SHEET

Mellon Financial Corporation (and its subsidiaries)

	Dec. 31,
(dollar amounts in millions)	2006	2005
Assets
Cash and due from banks	$2,854	$2,373
Interest-bearing deposits with banks	2,320	1,339
Federal funds sold and securities under resale agreements	1,133	1,626
Other money market investments	89	120
Trading account securities	471	269
Securities available for sale	18,573	17,245
Investment securities (approximate fair value of $145 and $170)	144	167
Loans, net of unearned discount of $34 and $30	5,989	6,573
Reserve for loan losses	(56)	(63)

Net loans	5,933	6,510
Premises and equipment	712	656
Goodwill	2,464	2,166
Other intangibles	383	148
Assets of discontinued operations	934	—
Other assets	5,468	6,059

Total assets	$41,478	$38,678

Liabilities
Noninterest – bearing deposits in domestic offices	$8,288	$10,511
Interest – bearing deposits in domestic offices	13,758	10,498
Interest – bearing deposits in foreign offices	5,285	5,065

Total deposits	27,331	26,074
Federal funds purchased and securities under repurchase agreements	1,140	789
Other funds borrowed	91	56
Reserve for unfunded commitments	84	78
Other liabilities	3,071	2,774
Notes and debentures (with original maturities over one year)	3,641	3,663
Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities	1,412	1,042
Liabilities of discontinued operations	32	—

Total liabilities	36,802	34,476

Shareholders’ equity
Common stock – $.50 par value
Authorized – 800,000,000 shares, Issued – 588,661,920 shares	294	294
Additional paid-in capital	1,983	1,953
Retained earnings	7,369	6,842
Accumulated unrealized loss, net of tax	(146)	(84)
Treasury stock of 173,425,195 and 173,183,019 shares, at cost	(4,824)	(4,803)

Total shareholders’ equity	4,676	4,202

Total liabilities and shareholders’ equity	$41,478	$38,678

See accompanying Notes to Financial Statements.

Mellon Financial Corporation

CONSOLIDATED STATEMENT OF CASH FLOWS

Mellon Financial Corporation (and its subsidiaries)

	Year ended Dec. 31,
(in millions)	2006	2005	2004
Cash flows from operating activities
Net income	$898	$782	$796
Gain (loss) from discontinued operations	(34)	(102)	15

Income from continuing operations	932	884	781
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	169	146	136
Deferred income tax (benefit) expense	(213)	(90)	197
Provision for credit losses	2	17	(14)
Gains on sales of securities	(3)	(1)	(8)
Gain on sale of investment in Shinsei Bank	(5)	(197)	(93)
Pension expense (credit)	34	19	(2)
Net (increase) decrease in trading account securities	(57)	18	(118)
Net change in accruals and other	98	76	(304)
Net effect of discontinued operations	(176)	11	988

Net cash provided by operating activities	781	883	1,563

Cash flows from investing activities
Net (increase) decrease in term deposits and other money market investments	(960)	1,354	162
Net (increase) decrease in federal funds sold and securities under resale agreements	493	224	(1,147)
Net (increase) decrease in seed capital investments	(145)	(25)	122
Purchases of securities available for sale	(7,784)	(11,350)	(9,446)
Proceeds from sales of securities available for sale	2,099	2,368	2,347
Proceeds from maturities of securities available for sale	4,454	4,996	4,351
Proceeds from maturities of investment securities	21	43	86
Redemption of corporate and bank owned life insurance	182	211	—
Net principal (advances) repayments of loans to customers	(303)	(83)	346
Loan portfolio purchases	—	—	(19)
Proceeds from loans held for sale and other loan sales	646	189	124
Proceeds from the sale of investment in Shinsei Bank	5	244	120
Purchases of premises and equipment/capitalized software	(193)	(171)	(162)
Proceeds from divestitures	260	379	—
Net cash disbursed in acquisitions	(364)	(162)	(224)
Net investment in WestLB joint venture	(122)	—	—
Net increase (decrease) from other investing activities	(182)	(5)	53
Net effect of discontinued operations	174	(471)	(480)

Net cash used in investing activities	(1,719)	(2,259)	(3,767)

Cash flows from financing activities
Net increase in deposits	1,257	2,501	2,826
Net increase (decrease) in federal funds purchased and securities under repurchase agreements	351	85	(50)
Net increase (decrease) in other funds borrowed	35	(148)	(115)
Net decrease in commercial paper	—	(6)	(4)
Repayments of longer-term debt	(305)	(769)	(205)
Net proceeds from issuance of longer-term debt	256	—	595
Net proceeds from issuance of trust-preferred securities	372	—	—
Dividends paid on common stock	(355)	(327)	(297)
Proceeds from the exercise of stock options	129	47	23
Proceeds from issuance of common stock	19	19	19
Tax benefit realized on share-based payment awards	26	—	—
Repurchase of common stock	(388)	(385)	(266)
Net effect of discontinued operations	2	(19)	(229)

Net cash provided by financing activities	1,399	998	2,297
Effect of foreign currency exchange rates	20	(24)	80

Change in cash and due from banks
Net increase (decrease) in cash and due from banks	481	(402)	173
Cash and due from banks at beginning of year	2,373	2,775	2,602
Cash and due from banks at end of year	$2,854	$2,373	$2,775

Supplemental disclosures
Interest paid(a)	$958	$673	$377
Income taxes paid(a)	489	418	282
Income taxes refunded(a)	6	67	58

(a)	Includes discontinued operations.

See accompanying Notes to Financial Statements.

Mellon Financial Corporation

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

Mellon Financial Corporation (and its subsidiaries)

(in millions, except per share amounts)	Common stock	Additional paid-in capital	Retained earnings	Accumulated unrealized gain (loss), net of tax	Treasury stock	Total share-holders’ equity
Balance at Dec. 31, 2003	$294	$1,901	$5,934	$26	$(4,453)	$3,702
Comprehensive results:
Net income	—	—	796	—	—	796
Other comprehensive results, net of tax	—	—	—	22	—	22
Reclassification adjustment	—	—	—	1	—	1

Total comprehensive results	—	—	796	23	—	819
Dividends on common stock at $0.70 per share	—	—	(297)	—	—	(297)
Repurchase of common stock	—	—	—	—	(266)	(266)
Stock awards and options exercised	—	28	(33)	—	93	88
Common stock issued under the 401(k) Retirement Savings Plan	—	1	(2)	—	35	34
Common stock issued under the Employee Stock Purchase Plan	—	—	—	—	7	7
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	1	(1)	—	13	13
Common stock issued in connection with The Arden Group, Inc. acquisition	—	—	—	—	2	2

Balance at Dec. 31, 2004	$294	$1,931	$6,397	$49	$(4,569)	$4,102

Comprehensive results:
Net income	—	—	782	—	—	782
Other comprehensive results, net of tax	—	—	—	(120)	—	(120)
Reclassification adjustment	—	—	—	(13)	—	(13)

Total comprehensive results	—	—	782	(133)	—	649
Dividends on common stock at $0.78 per share	—	—	(327)	—	—	(327)
Repurchase of common stock	—	—	—	—	(385)	(385)
Stock awards and options exercised	—	20	(9)	—	104	115
Common stock issued under the 401(k)
Retirement Savings Plan	—	1	(1)	—	29	29
Common stock issued under the Employee Stock
Purchase Plan	—	—	—	—	5	5
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	1	—	—	13	14

Balance at Dec. 31, 2005	$294	$1,953	$6,842	$(84)	$(4,803)	$4,202

Comprehensive results:
Net income	—	—	898	—	—	898
Other comprehensive results, net of tax	—	—	—	(62)	—	(62)
Reclassification adjustment	—	—	—	—	—	—

Total comprehensive results	—	—	898	(62)	—	836
Dividends on common stock at $0.86 per share	—	—	(355)	—	—	(355)
Repurchase of common stock	—	—	—	—	(396)	(396)
Stock awards and options exercised	—	22	(16)	—	216	222
Common stock issued under the 401(k) Retirement Savings Plan	—	1	—	—	27	28
Common stock issued under the Employee Stock Purchase Plan	—	—	—	—	4	4
Common stock issued under Direct Stock Purchase and Dividend Reinvestment Plan	—	—	—	—	14	14
Common stock issued in settlement of share repurchase agreements with broker-dealer counterparties	—	—	—	—	8	8
Common stock issued in connection with the Arden Group, Inc. acquisition	—	—	—	—	3	3
Common stock issued in connection with the Walter Scott & Partners acquisition	—	7	—	—	103	110

Balance at Dec. 31, 2006	$294	$1,983	$7,369	$(146)	$(4,824)	$4,676

See accompanying Notes to Financial Statements.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

1. Accounting policies

Basis of presentation

The accounting and financial reporting policies of Mellon Financial Corporation (Mellon), a global financial services company, conform to U.S. generally accepted accounting principles (GAAP) and prevailing industry practices. The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of related revenue and expense. Actual results could differ from these estimates.

In addition to discontinued operations (see Note 4), other immaterial reclassifications have been made to prior periods to place them on a basis comparable with current period presentation.

The consolidated financial statements of Mellon include the accounts of Mellon and its majority-owned subsidiaries. Investments in companies 20% to 50% owned are carried on the equity basis. Mellon’s share of earnings of nonconsolidated equity investments are reflected in noninterest revenue as institutional trust and custody, investment management or equity investment fee revenue, as appropriate, in the period earned. Investments in companies less than 20% owned are carried at cost. Intracorporate balances and transactions are not reflected in the consolidated financial statements.

The income statement and balance sheet include results of acquired businesses, accounted for under the purchase method of accounting pursuant to SFAS No. 141 “Business Combinations,” and equity investments from the dates of acquisition. We record any contingent purchase payments when the amounts are resolved and become payable.

The Parent Corporation financial statements in Note 30 of Notes to Financial Statements include the accounts of the Parent Corporation; those of a wholly owned financing subsidiary that functions as a financing entity for Mellon and its subsidiaries by issuing commercial paper and other debt guaranteed by Mellon; and MIPA, LLC, a single member company, created to hold and administer corporate owned life insurance. Financial data for the Parent Corporation, the financing subsidiary and the single member company are combined for financial reporting purposes because of the limited function of these entities and the unconditional guarantee by Mellon of their obligations.

We consider the underlying facts and circumstances of individual transactions when assessing whether or not an entity is a potential variable interest entity (VIE). Mellon’s assessment focuses on its ability to influence or control the potential VIE as well as the dispersion of risk and rewards attributable to the potential VIE. When Mellon transfers financial assets in a securitization to a VIE, the VIE must represent a qualifying special purpose entity (QSPE) or we would continue to consolidate the transferred financial assets. QSPE status is achieved when all conditions specified in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” are met. Those conditions focus on whether the entity is demonstrably distinct from Mellon, limited to only permitted activities, limited on what assets the QSPE may hold, and limited on sales or other dispositions of assets. We also obtain the required true-sale opinions from outside counsel on all securitizations. We have determined that all of our securitization trusts are QSPEs.

Nature of operations

Mellon is a global financial services company providing a broad range of financial products and services in domestic and selected international markets. Through our five business sectors (Mellon Asset Management, Private Wealth Management, Asset Servicing, Payment Solutions & Investor Services and Other), we serve two distinct major classes of customers – financial institutions, corporations and government bodies, and high net worth individuals. For financial institutions, corporations and government bodies, we provide the following services:

•	investment management;

•	trust and custody;

•	foreign exchange;

•	securities lending;

•	performance analytics;

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

•	fund administration;

•	outsourcing solutions for investment

•	managers;

•	shareholder services;

•	working capital solutions; and

•	banking services.

For individuals, we provide mutual funds, separate accounts, wealth management and private banking services. Mellon’s asset management businesses provide investment products in many asset classes and investment styles. Although Mellon’s largest domestic subsidiaries are headquartered primarily in the Northeast and mid-Atlantic regions, most of our products and services are offered globally.

Trading account securities, securities available for sale and investment securities

Securities are classified in the trading account securities portfolio, the securities available for sale portfolio or the investment securities portfolio when they are purchased. Securities are classified as trading account securities when the intent is profit maximization through market appreciation and resale. Securities are classified as available for sale when we intend to hold the securities for an indefinite period of time or when the securities may be used for tactical asset/liability purposes and may be sold from time to time to effectively manage interest rate exposure, prepayment risk and liquidity needs. Securities are classified as investment securities when we intend to hold them until maturity.

Trading account securities are stated at fair value. Trading revenue includes both realized and unrealized gains and losses. The liability incurred on short-sale transactions, representing the obligation to deliver securities, is included in other funds borrowed at fair value.

Securities available for sale are stated at fair value. Unrealized gains or losses on assets classified as available for sale, net of tax, are recorded as an addition to or deduction from other comprehensive results. Investment securities are stated at cost, adjusted for amortization of premium and accretion of discount on a level yield basis. Gains and losses on sales of securities available for sale are reported in the income statement. The cost of securities sold is determined on a specific identification basis.

On a quarterly basis, we review our investment securities that have a fair value less than the amortized cost of the security in order to determine if the decline in fair value is other than temporary. We consider many factors and all available evidence, including the duration and extent to which the fair value has been less than cost, as well as our ability and current intent to hold the securities for a period sufficient for a recovery in value. Securities with an unrealized loss that is determined to be other than temporary are written down to fair value, with the write-down recorded as a realized loss in gains (losses) on sales of securities.

Loans

Loans are reported net of any unearned discount. Loan origination and upfront commitment fees, as well as certain direct loan origination and commitment costs, are deferred and amortized as a yield adjustment over the lives of the related loans. Deferred fees and costs are netted against outstanding loan balances. Loans held for sale are carried at the lower of aggregate cost or fair value.

Unearned revenue on direct financing leases is accreted over the lives of the leases in decreasing amounts to provide a constant rate of return on the net investment in the leases. Revenue on leveraged leases is recognized on a basis to achieve a constant yield on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive. Gains on sales of lease residuals are recognized in financing-related revenue.

Commercial loans, including commercial leases, generally are placed on nonaccrual status when either principal or interest is past due 90 days or more, unless the loan is well secured and in the process of collection. We also place commercial loans on nonaccrual status when the collection of principal or interest becomes doubtful. Residential mortgage loans generally are placed on nonaccrual status when, in our judgment, collection is in doubt or the loans are 180 days or more delinquent. Personal loans, other than residential mortgages, and certain secured commercial loans are charged off

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

upon reaching various stages of delinquency depending upon the loan type, or upon the death or bankruptcy of the borrower. When a loan is placed on nonaccrual status, previously accrued and uncollected interest is reversed against current period interest revenue. Interest receipts on nonaccrual and impaired loans are recognized as interest revenue or are applied to principal when we believe the ultimate collectibility of principal is in doubt. Nonaccrual loans generally are restored to an accrual basis when principal and interest payments become current or when the loan becomes well secured and is in the process of collection.

A loan is considered to be impaired, as defined by SFAS No. 114, “Accounting by Creditors for Impairment of a Loan,” when it is probable that Mellon will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. An impairment reserve is measured on the loans which meet the definition of an impaired loan per SFAS No. 114. Personal nonaccrual loans are not tested for impairment because they are included in large groups of smaller-balance homogeneous loans that, by definition along with leases, are excluded from the scope of SFAS No. 114.

Impaired loans are required to be measured based upon the loan’s market price, the present value of expected future cash flows, discounted at the loan’s initial effective interest rate, or at fair value of the collateral if the loan is collateral dependent. If the loan valuation is less than the recorded value of the loan, an impairment reserve is established for the difference. The impairment reserve is established by either an allocation of the reserve for credit losses or by a provision for credit losses. Impairment reserves are not needed when the recorded investment in an impaired loan is less than the loan valuation.

Reserve for loan losses and reserve for unfunded commitments

The reserve for loan losses, shown as a valuation allowance to loans, and the liability reserve for unfunded commitments are referred to as Mellon’s reserve for credit exposure. The accounting policy for the determination of the adequacy of the reserves has been identified as a “critical accounting policy” as it requires us to make numerous complex and subjective estimates and assumptions relating to amounts which are inherently uncertain.

The reserve for loan losses is maintained to absorb losses inherent in the loan portfolio as of the balance sheet date based on our judgment. The reserve determination methodology is designed to provide procedural discipline in assessing the appropriateness of the reserve. Credit losses are charged against the reserve. Recoveries are added to the reserve.

The methodology for determining the liability for unfunded commitments considers the same factors as the reserve for loan losses, as well as an estimate of the probability of drawdown.

Premises and equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are calculated over the estimated useful lives of the assets, limited in the case of leasehold improvements to the lease term, using the straight-line method.

Mellon capitalizes costs relating to acquired software and internal-use software development projects that provide new or significantly improved functionality. We capitalize projects that are expected to result in longer term operational benefits, such as replacement systems or new applications that result in significantly increased operational efficiencies or functionality.

Identified intangible assets and goodwill

Identified intangible assets with estimable lives are amortized in a pattern consistent with the assets’ identifiable cash flows or using a straight-line method over their remaining estimated benefit periods if the pattern of cash flows is not estimable. Intangible assets with estimable lives are reviewed for possible impairment when events or changed circumstances may affect the underlying basis of the asset. Goodwill and intangibles with indefinite lives are not amortized, but are assessed at least annually for impairment, generally based on discounted cash flows. The accounting policy for valuing and impairment testing of identified intangible assets and goodwill has been identified as a “critical accounting policy” as it requires us to make numerous complex and subjective estimates.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Income taxes

Deferred taxes are recognized for the expected future tax consequences of existing differences between the financial reporting and tax reporting bases of assets and liabilities using enacted tax laws and rates. Mellon files a consolidated federal income tax return. A deferred tax valuation allowance is established if it is more likely than not that all or a portion of the deferred tax assets will not be realized.

Foreign currency translation

Assets and liabilities denominated in foreign currencies are translated to U.S. dollars at the rate of exchange on the balance sheet date. Revenue and expense accounts are translated monthly at an average monthly exchange rate. Transaction gains and losses are included in the income statement. Translation gains and losses on investments in foreign entities with functional currencies that are not the U.S. dollar are recorded as foreign currency translation adjustments in other comprehensive results.

Fee revenue

Mellon records investment management, distribution and service, institutional trust and custody, payment solutions & investor services, foreign exchange trading and other revenue when the services are provided and earned based on contractual terms, when amounts are determinable and collectibility is reasonably assured.

Additionally, we recognize revenue from non-refundable, up-front implementation fees under outsourcing contracts using a straight-line method, commencing in the period the ongoing services are performed through the expected term of the contractual relationship. Incremental direct set-up costs of implementation, up to the related implementation fee or minimum fee revenue amount, are deferred and amortized over the same period that the related implementation fees are recognized. If a client terminates an outsourcing contract prematurely, the unamortized deferred incremental direct set-up costs and the unamortized deferred up-front implementation fees related to that contract are recognized in the period the contract is terminated.

Investment management performance fees are recognized in the period in which the performance fees are earned and become determinable. Performance fees are generally calculated as a percentage of the applicable portfolio’s performance in excess of a benchmark index or a peer group’s performance. For hedge fund investments, an investment management performance fee is calculated as a percentage of the applicable portfolio’s positive returns. When a portfolio underperforms its benchmark or fails to generate positive performance in the instance of a hedge fund investment, subsequent years’ performance must generally exceed this shortfall prior to fees being earned. Amounts billable in subsequent years and which are subject to a clawback if performance thresholds in those years are not met are not recognized since the fees are potentially uncollectible. These fees are recognized when it is determined that they will be collected. When a multiyear performance contract provides that fees earned are billed ratably over the performance period, only the portion of the fees earned that is non-refundable are recognized.

Pensions

Mellon provides pension benefits to substantially all of its salaried employees through its noncontributory, defined benefit pension plans. Employees are provided benefits that are based upon the employees’ years of service and compensation. The prepaid pension benefit is reported in other assets. The unfunded pension liability is recorded in other liabilities. Net periodic expense or benefit credits are recognized in staff expense. Mellon’s accounting policy regarding pensions has been identified as a “critical accounting policy” as it is regarded to be critical to the presentation of our financial statements since it requires management to make numerous complex and subjective assumptions relating to amounts which are inherently uncertain. For further discussion of our pension accounting policy, see pages 95, 96 and 97 of this report.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Severance

Mellon provides displacement benefits through the Mellon Financial Corporation Displacement Program to eligible employees displaced from their jobs for business reasons not related to individual performance. Basic displacement benefits are based on the employee’s years of continuous benefited service. Extended displacement benefits are based on salary grade and are available to eligible displaced employees who have not commenced other employment prior to exhausting their basic displacement benefits pay. The extended displacement benefit will be discontinued in 2007 for current employees and was not offered to employees hired in 2006. Displacement expense is recorded when management commits to an action that will result in displacement and the amount of the liability can be reasonably estimated.

Derivative instruments used for risk management purposes

Mellon enters into derivative instruments to manage its sensitivity to interest rate, currency and credit risk. This is accomplished by using these instruments to offset the inherent price, interest rate or currency risk of specific balance sheet assets or liabilities. Qualifying instruments are designated as hedges on the trade date. All derivative instruments are recognized on the balance sheet at their fair values. The fair value of contracts in a gain position is reported on the balance sheet in other assets and the fair value of contracts in a loss position is reported in other liabilities. In cases where counterparty netting agreements exist, only the net gain or loss on all eligible contracts with such counterparties are reported on the balance sheet. A derivative designated as a hedge of changes in the fair value of an asset or liability or of a firm commitment attributable to a specified risk is considered to be a fair value hedge. A derivative designated as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to an asset or liability is considered to be cash flow hedge.

Changes in the fair value of a derivative that is highly effective and qualifies as a fair value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current period earnings. Changes in the fair value of a derivative that is highly effective and qualifies as a cash flow hedge are recorded in other comprehensive results, and reclassified into earnings in the same period or periods as the hedged item affects earnings. Changes in the fair value of derivatives that are highly effective and qualify as foreign currency hedges are recorded in either current period earnings or other comprehensive results, depending on whether the hedge transaction meets the criteria for a fair value or a cash flow hedge. If, however, a derivative or non-derivative financial instrument that may result in foreign currency transaction gains or losses is used as a hedge of a net investment in a foreign operation, the changes in fair value of the derivative or the non-derivative financial instrument, to the extent the hedge is effective, are recorded as foreign currency translation adjustments within other comprehensive results. Changes in the fair value of derivatives that do not qualify as hedges are recorded in current period earnings.

Mellon formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value, cash flow, or foreign currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. A formal assessment, both at the inception of the hedge and on an ongoing quarterly basis, is performed to determine whether the derivative instruments that are used in hedging transactions have been highly effective in offsetting changes in fair values or cash flows of hedged items and whether they are expected to continue to be highly effective in future periods.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

When it is determined that a derivative instrument is not highly effective as a hedge, hedge accounting is discontinued. Hedge accounting is also discontinued when:

•	the derivative instrument expires, is sold, terminated or exercised;

•	is no longer designated as a hedge instrument because it is unlikely that a forecasted transaction will occur;

•	a hedged firm commitment no longer meets the definition of a firm commitment; or

•	management determines that designation of the derivative as a hedge instrument is no longer appropriate.

When hedge accounting is discontinued, the derivative instrument will be either terminated, continue to be carried on the balance sheet at fair value or redesignated as the hedging instrument in either a cash flow or fair value hedge, if the relationship meets all applicable hedging criteria. Any asset or liability that was previously recorded as a result of recognizing the value of a firm commitment will be removed from the balance sheet and recognized as a gain or loss in current period earnings. Any gains or losses that were recorded in other comprehensive results from hedging a forecasted transaction will be recognized immediately in current period earnings, if it is probable that the forecasted transaction will not occur.

For further discussion of hedging activity during 2004 through 2006, see the “Fair value hedges” and “Cash flow hedges” sections on page 48 of this report. The information in those sections is incorporated by reference into these Notes to Financial Statements.

Derivative instruments used for trading activities

We enter into various derivative instruments to accommodate our customers and for our proprietary trading activities. Derivative instruments that are based on specific market indices are also used to manage risk in other portfolios, such as start-up mutual fund investments. In addition, we enter into credit default swaps, which allow the transfer of credit risk from one party to another for a fee.

These swaps, which do not qualify as hedges for accounting purposes, are used to hedge credit risk associated with commercial lending activities. Realized and unrealized changes in the fair value of derivative instruments used for trading activities are recognized in the income statement in foreign exchange trading or other revenue in the period in which the changes occur. The fair value of contracts used for proprietary trading activities is reported as other assets or other liabilities. In cases where counterparty netting agreements exist, only the net gain or loss on all eligible contracts with such counterparty is reported on the balance sheet.

Statement of cash flows

Mellon has defined cash and cash equivalents as cash and due from banks. Cash flows from assets and liabilities that have an original maturity date of three months or less generally are reported on a net basis and those that have an original maturity date greater than three months generally are reported on a gross basis. Cash flows from hedging activities are classified in the same category as the items hedged.

Pro forma cost of stock options

Effective Jan. 1, 2003, we adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” prospectively for all employee awards granted, modified, or settled after Jan. 1, 2003. On Jan. 1, 2006, we adopted the provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment,” using the modified prospective transition method of adoption. See Notes 2 and 23 of Notes to Financial Statements for additional disclosure.

The following table illustrates the pro forma effect on income and earnings per share as if the provisions of SFAS No. 123 (Revised 2004) had been applied to all awards in each period. The cost related to stock-based employee compensation included in the determination of net income for 2005 and 2004 was less than what would have been required by SFAS No. 123 (Revised 2004) if it had been adopted prior to Jan. 1, 2006. Following the adoption of SFAS No. 123 (Revised 2004), we began to expense nonvested ShareSuccess options granted prior to 2003. These options were not expensed in 2005, or 2004, nor were any other options granted prior to 2003.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Pro forma income from continuing operations (in millions, except per share amounts)	2006		2005	2004
Income as reported	$932		$884	$781
Add: Stock-based employee compensation expense, using the modified prospective method, included in reported net income, net of tax (a)	53	(b)	34	30
Deduct: Total stock-based employee compensation expense, using retroactive method, determined under fair value based method for all awards, net of tax (a)	(53	)(b)	(44)	(51)

Pro forma income	$932		$874	$760

Earnings per share:
Basic – as reported	$2.28		$2.13	$1.86
Basic – pro forma	$2.28		$2.10	$1.81
Diluted – as reported	$2.25		$2.11	$1.84
Diluted – pro forma	$2.25		$2.09	$1.79

(a)	Reported and pro forma results include compensation expense for restricted stock awards, net of tax, of $29 million for 2006, $17 million for 2005 and $19 million for 2004.
(b)	Includes $9 million, net of tax, for amounts payable to Mellon’s former chairman and chief executive officer, pursuant to his employment agreement.

2. Adoption of new accounting standards

SFAS No. 123 (Revised 2004)

On Jan. 1, 2006, we adopted the provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment,” which requires an entity to recognize in the income statement the grant-date fair value of stock options over their vesting period. Mellon had previously adopted the fair value recognition provisions of SFAS No. 123, on a prospective basis, for all awards granted, modified or settled after Jan. 1, 2003. We elected to use the modified prospective transition method as permitted by SFAS 123 (Revised 2004) and therefore have not restated our financial results for prior periods. Under this method, stock-based compensation expense for 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of, Jan. 1, 2006. As such, we began expensing our nonvested ShareSuccess stock options that were awarded prior to 2003. The total impact of expensing the ShareSuccess options was $4 million pre-tax in 2006. In addition, as discussed further in Note 23 of Notes to Financial Statements, we recorded expense of $2 million pre-tax in 2006 for restricted stock awards to retirement-eligible employees, bringing the total impact of adoption of SFAS No. 123 (Revised 2004) to $4 million after-tax, or $.01 per share, in 2006.

Prior to Jan. 1, 2006, we recognized forfeitures on stock options and restricted stock as they occurred. SFAS No. 123 (Revised 2004) requires a company to estimate the number of awards for which it is probable that the requisite service will be rendered and record that expense over the vesting period. The adjustment required at Jan. 1, 2006 to estimate forfeitures on previously recognized compensation expense for unvested stock options and restricted stock was minimal.

In November 2005, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. FAS 123 (R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards.” Mellon has elected to adopt the alternative transition method provided in the FASB Staff Position for calculating the tax effects of stock-based compensation pursuant to SFAS 123 (Revised 2004). The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool related to the tax effects of employee stock-based compensation awards that are outstanding upon the adoption of SFAS 123 (Revised 2004).

SFAS No. 158—Pensions

At Dec. 31, 2006, we adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132R.” This Statement requires, among other things, companies to recognize on the balance sheet the funded or unfunded status of pension and other postretirement benefit plans and to recognize changes in the funded status, in the year the changes occur. As a result, companies now recognize on their balance sheets any previously unrecognized actuarial gains and losses, prior service costs and transition obligations that were not yet included in

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

income. At Dec. 31, 2006, we reduced our prepaid pension asset and increased our unfunded pension liability and postretirement medical liability, with the offset recorded as a decrease in accumulated other comprehensive income (a component of equity) by $245 million pre-tax, or $159 million after-tax. The effect of adopting this Statement was to reduce both our shareholders’ equity to assets ratio and tangible shareholders’ equity to assets ratio by approximately 40 basis points at Dec. 31, 2006.

SAB 108—Quantifying Financial Statement Misstatements

In September 2006, the SEC issued Staff Accounting Bulletin (SAB) 108 “Guidance on Quantifying Financial Statement Misstatements.” This SAB addresses how the effects of prior-year uncorrected misstatements should be considered when quantifying the misstatements in current-year financial statements. The SAB requires registrants to quantify misstatements using both the year-end balance sheet perspective (“iron curtain method”) and current year income statement perspective (“rollover method”) and to evaluate whether either approach results in quantifying the aggregate impact of prior period uncorrected misstatements as material in light of relevant quantitative and qualitative factors. SAB 108 did not have an impact on our results of operations or financial position in 2006.

3. Contingent and deferred consideration related to acquisitions

Mellon completed four acquisitions in 2006, listed below by business sector, at a total cost of $347 million paid in cash plus $110 million in shares of our common stock for the Walter Scott & Partners acquisition. Goodwill and intangibles of $534 million were recorded for these acquisitions.

Mellon Asset Management

•	Walter Scott & Partners Limited

•	Singer & Friedlander

Private Wealth Management

•	Planned Giving Services group from U.S. Trust Corporation

PS&IS

•	ClearTran, Inc.

Additional consideration for prior acquisitions of $20 million was paid in 2006, including $3 million in shares of our common stock for the Arden Group, Inc. acquisition and the last of four annual deferred consideration cash payments of $12.5 million in connection with the Standish Mellon acquisition. The $47 million net present value of this obligation was recorded as additional goodwill in the fourth quarter of 2002.

We record contingent purchase payments when amounts are determinable. Amounts generally become determinable and payable when an acquisition reaches a certain level of performance. At Dec. 31, 2006, we are potentially obligated to pay contingent additional consideration which, using reasonable assumptions for the performance of the acquired companies and joint ventures, could range from approximately $170 million to $370 million over the next four years, including a possible additional payment of $20 million for DPM Mellon. None of the potential contingent additional consideration was recorded as goodwill at Dec. 31, 2006.

Mellon owns 70% of Mellon Financial Services Asset Management S.A., a Brazilian institutional asset management and asset servicing company. The minority interest owners have attempted to exercise certain put rights, which obligate our subsidiary to purchase the remaining 30% of the company. The purchase price, as defined, is based on the levels of assets under management and administration, among other things. The minority interest owners and Mellon disagree on the computation of the purchase price. This dispute is in binding arbitration. We offered $6 million for the remaining 30% of the company and the minority interest owners made an initial request of $59 million, based upon exchange rates in effect at Dec. 31, 2006.

4. Discontinued operations

In August 2006, we announced a definitive agreement to sell our insurance premium financing company, AFCO Credit Corporation, and its Canadian affiliate, CAFO Inc., to Branch Banking

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

and Trust Company. It was determined that this business no longer fit our strategic focus on our global asset management and securities servicing businesses. This business was formerly included in the Other sector. The sale closed on Jan. 2, 2007 resulting in a gain of $11 million after-tax, that was recorded in the first quarter of 2007. In the third quarter of 2006, we applied discontinued operations accounting to this business and the income statements for all periods have been restated. The restatement primarily resulted in a reduction to previously reported levels of net interest revenue and the net interest margin; a slight reduction in financing-related revenue; a reduction in operating expenses; and a slight change in continuing earnings per share for certain periods.

In December 2006, Mellon sold its ownership interest in the direct and indirect portfolios of Mellon Ventures, our venture capital business, to investment funds organized by affiliates of The Goldman Sachs Group, Inc. and New MVI, L.P. This decision was based upon the determination that this business no longer fit our strategic focus on our global asset management and securities servicing businesses. A substantial portion of the sale was completed in December 2006 with subsequent closings expected to occur during the first quarter of 2007, once remaining consents to the transfer are obtained. This business was formerly included in the Other sector. We applied discontinued operations accounting to this business in the fourth quarter of 2006 and the income statements for all periods have been restated. This restatement resulted in a reduction to previously reported levels of equity investment revenue; a reduction in operating expenses; an increase in net interest revenue; and a change in continuing earnings per share.

The sale of the venture capital portfolios and related costs generated an after-tax loss of $68 million, reported as a net loss on disposals. The sale of these portfolios was completed as a bulk sale transaction, as a result of Mellon’s desire to complete its business exit rapidly and in one transaction. Prior to Mellon considering the sale of its venture capital portfolio, each investment in the portfolio was carried at fair value in accordance with the Investment Company Audit Guide, which does not provide for a bulk sale liquidation discount. Fair values were individually derived from the Mellon Ventures valuation process. This process included observable and unobservable data points that were subject to independent validation and senior management oversight on a quarterly basis, but did not consider a bulk sale discount within the framework of the valuation. Although the sale resulted in a loss, Mellon accepted the price to allow it to redeploy capital to its core business strategy, as well as to minimize the volatility associated with variable revenues versus the relatively fixed carrying and operating costs of the business.

This transaction was settled for cash and a $38 million receivable. The receivable amount is adjustable upward or downward under certain circumstances upon disposition of a single investment. Mellon also retained gain sharing provisions for certain other investments.

On March 16, 2005, Mellon announced the signing of a definitive agreement to sell our human resources (HR) consulting practices, benefits administration and business process outsourcing businesses, included in the former Human Resources & Investor Solutions sector, to Affiliated Computer Services, Inc. (ACS). After a thorough review, it was determined that the investments required to compete successfully in those businesses could be better utilized by building on the strong positions of our other core businesses. The sale closed on May 26, 2005. In the first quarter of 2005, we applied discontinued operations accounting to these businesses.

In the fourth quarter of 2004, we applied discontinued operations accounting to certain businesses in Australia. We sold our business providing comprehensive multi-manager defined contribution services to the intermediary market in the fourth quarter of 2004. In April 2005, we sold our Australian consulting and administration businesses to Mercer Human Resource Consulting. These businesses were formerly included primarily in the Mellon Asset Management sector.

Because the lines of business included in discontinued operations were discrete lines of business serving classes of customers no longer served by Mellon’s continuing lines of business, the disposition of these businesses has no material impact on continuing operations going forward.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Discontinued operations summary(a)	Year ended Dec. 31,
(in millions)	2006	2005		2004
Mellon Ventures:
Operations prior to sale	$21	$26		$13
Loss(b)	(68)	—		—
AFCO/CAFO:
Operations prior to sale	1	2		13
HR businesses:
Operations prior to sale	—	(98)		(7)
Gain/(loss)(b)	8 (c)	(32	)(d)	—
Australian businesses:
Operations prior to sale	—	(2)		(9)
Loss(b)	—	(3)		(2)
Other divestitures:
Gains(b)	4	5		7

Income (loss) from discontinued operations, net of tax	$(34)	$(102)		$15

(a)	Pre-tax income (loss) from discontinued operations in 2006 was as follows: Mellon Ventures $(76) million; AFCO/CAFO $2 million; HR businesses $(3) million; and other divestitures $7 million.
(b)	Gain (loss) as used in the table above reflects gains (losses) on date of sale and thereafter. Gain (loss) incurred prior to date of sale are reflected in income (loss) from operations.
(c)	Gain primarily resulted from income tax benefits recognized in 2006.
(d)	Includes a tax benefit of $12 million related to the repatriation of foreign earnings pursuant to Internal Revenue Code Section 965.

Revenue from discontinued operations totaled $95 million in 2006, $405 million in 2005 and $802 million in 2004. Total revenue in 2006 included $49 million for the Mellon Ventures businesses and $44 million for AFCO/CAFO.

Discontinued operations assets and liabilities(a) (in millions)	Dec. 31, 2006	Dec. 31, 2005
Loans	$771	$—
Reserve for loan losses	(3)	—

Net loans	768	—
Premises and equipment	8	—
Goodwill and intangibles	34	—
Other assets(b)	124	—

Total assets	$934	$—

Other funds borrowed	$2	$—
Other liabilities	30	—

Total liabilities	$32	$—

(a)	Mellon’s prior period balance sheet, in accordance with GAAP, is not restated for discontinued operations.
(b)	Includes $123 million for a note receivable, escrows and proceeds from sales in progress, related to the sale of the direct and indirect portfolios of Mellon Ventures.

All information in these Financial Statements and Notes reflects continuing operations, unless otherwise noted.

5. Cash and due from banks

Cash and due from banks includes reserve balances that Mellon’s subsidiary banks are required to maintain with a Federal Reserve bank. These required reserves are based primarily on deposits outstanding and were $282 million at Dec. 31, 2006 and $280 million at Dec. 31, 2005. These balances averaged $211 million in both 2006 and 2005.

6. Securities

Gross realized gains were $3 million, $1 million and $9 million on sales of securities available for sale in 2006, 2005 and 2004. Gross realized losses on sales were less than $1 million in 2006, less than $1 million in 2005 and $1 million in 2004. After-tax net gains on the sales of securities were $2 million, $1 million and $6 million in 2006, 2005 and 2004. At Dec. 31, 2006, and Dec. 31, 2005, securities issued by the U.S. Government and its agencies and U.S. Government sponsored agencies (shown in the tables below) exceeded 10% of shareholders’ equity. At Dec. 31, 2006 and Dec 31, 2005, there were no other issuers that exceeded 10% of shareholders’ equity.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Securities available for sale	Dec. 31, 2006				Dec. 31, 2005
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
(in millions)		Gains	Losses			Gains	Losses
Securities available for sale:
U.S. Treasury	$362	$—	$—	$362	$378	$—	$—	$378
Other U.S. agency	2,606	—	16	2,590	3,015	—	33	2,982
Obligations of states and political subdivisions	717	15	1	731	831	21	1	851
Mortgage-backed securities:
Federal agencies	8,330	18	112	8,236	7,135	8	115	7,028
Other	6,449	14	24	6,439	5,823	7	39	5,791

Total mortgage-backed securities	14,779	32	136	14,675	12,958	15	154	12,819
Other	219	—	4	215	216	—	1	215

Total securities available for sale	$18,683	$47	$157	$18,573	$17,398	$36	$189	$17,245

Contractual maturity distribution of securities available for sale at Dec. 31, 2006				Mortgage-backed
(dollar amounts in millions)	U.S. Treasury	Other U.S. agency	Obligations of states and political subdivisions	Federal agencies	Other	Other securities	Total securities available for sale
Within one year
Amortized cost	$358	—	$1	—	—	$11	$370
Fair value	$358	—	$1	—	—	$11	$370
Yield	4.74%	—	6.76%	—	—	9.96%	4.90%
1 to 5 years
Amortized cost	$1	$2,606	$5	—	—	$17	$2,629
Fair value	$1	$2,590	$5	—	—	$17	$2,613
Yield	5.50%	4.30%	7.71%	—	—	6.30%	4.31%
5 to 10 years
Amortized cost	$3	—	$54	—	—	$175	$232
Fair value	$3	—	$54	—	—	$172	$229
Yield	4.30%	—	5.97%	—	—	5.07%	5.27%
Over 10 years
Amortized cost	—	—	$657	—	—	$16	$673
Fair value	—	—	$671	—	—	$15	$686
Yield	—	—	7.04%	—	—	5.25%	7.00%
Mortgage-backed securities
Amortized cost	—	—	—	$8,330	$6,449	—	$14,779
Fair value	—	—	—	$8,236	$6,439	—	$14,675
Yield	—	—	—	5.28%	5.15%	—	5.22%

Total amortized cost	$362	$2,606	$717	$8,330	$6,449	$219	$18,683
Total fair value	$362	$2,590	$731	$8,236	$6,439	$215	$18,573
Total yield	4.74%	4.30%	6.96%	5.28%	5.15%	5.38%	5.16%
Weighted average contractual years to maturity	0.63	3.23	15.34	— (a)	— (a)	7.85

(a)	The average expected lives of “Federal agencies mortgage-backed” and “Other mortgage-backed” securities were approximately 5.2 years and 3.1 years, respectively, at Dec. 31, 2006.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Investment securities (held to maturity)	Dec. 31, 2006				Dec. 31, 2005
	Amortized cost	Gross unrealized		Fair value	Amortized cost	Gross unrealized		Fair value
(in millions)		Gains	Losses			Gains	Losses
Mortgage-backed securities:
Federal agencies	$91	$1	$—	$92	$116	$3	$—	$119
Other	1	—	—	1	1	—	—	1

Total mortgage-backed securities	92	1	—	93	117	3	—	120

Stock of Federal Reserve Bank	50	—	—	50	50	—	—	50
Other securities	2	—	—	2	—	—	—	—

Total investment securities	$144	$1	$—	$145	$167	$3	$—	$170

Contractual maturity distribution of investment securities (held to maturity) at Dec. 31, 2006	Mortgage–backed
(dollar amounts in millions)	Federal agencies	Other	Stock of Federal Reserve Bank (a)	Other securities	Total investment securities
Over 10 years
Amortized cost	—	—	$50	$2	$52
Fair value	—	—	$50	$2	$52
Yield	—	—	6.00%	4.10%	5.93%
Mortgage-backed securities
Amortized cost	$91	$1	—	—	$92
Fair value	$92	$1	—	—	$93
Yield	6.42%	6.69%	—	—	6.42%

Total amortized cost	$91	$1	$50	$2	$144
Total fair value	$92	$1	$50	$2	$145
Total yield	6.42%	6.69%	6.00%	4.10%	6.24%
Average contractual years to maturity	— (b)	— (b)

(a)	No stated maturity.
(b)	The average expected lives of “Federal agencies mortgage-backed” and “Other mortgage-backed” securities were approximately 3.7 years and 1.7 years, respectively, at Dec. 31, 2006.

Note: Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Rates are calculated on a taxable equivalent basis using a 35% federal income tax rate.

Pledged assets

Securities available for sale, investment securities, trading account securities and loans with book values of $16.9 billion at Dec. 31, 2006 and $15.2 billion at Dec. 31, 2005 were pledged to secure public and trust deposits, repurchase agreements and for other purposes. Securities purchased under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at the amounts at which the securities were acquired or sold plus accrued interest. The collateral received from or provided to third parties under resale or repurchase agreements can be sold or repledged by the holder of the collateral. The fair value of collateral received totaled $125 million and the fair value of collateral provided totaled $133 million, under these agreements at Dec. 31, 2006. The fair value of collateral either received from or provided to a third party is continually monitored and additional collateral is obtained from, or requested to be returned to, Mellon as deemed appropriate.

Temporarily impaired securities

The following table shows gross unrealized losses and fair values of Mellon’s investments, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Temporarily impaired securities	Less than 12 months		12 months or more		Total
(in millions)	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Dec. 31, 2006:
Other U.S. agency	1,643	$7	$942	$9	$2,585	$16
Obligations of states and political subdivisions	33	—	19	1	52	1
Mortgage-backed securities:
Federal agencies	657	8	3,006	104	3,663	112
Other	1,823	8	1,287	16	3,110	24
Other securities	39	—	151	4	190	4

Total temporarily impaired securities	$4,195	$23	$5,405	$134	$9,600	$157

Dec. 31, 2005:
Other U.S. agency	$2,385	$25	$392	$8	$2,777	$33
Obligations of states and political subdivisions	20	1	7	—	27	1
Mortgage-backed securities:
Federal agencies	3,587	43	1,660	72	5,247	115
Other	2,990	20	786	19	3,776	39
Other securities	149	1	5	—	154	1

Total temporarily impaired securities	$9,131	$90	$2,850	$99	$11,981	$189

The unrealized loss of $157 million at Dec. 31, 2006 related to movement in interest rates. Nearly all of the securities with unrealized losses are AAA-rated or carry government agency guarantees. Approximately 85% of the unrealized losses on these 1,031 investments have been in a continuous unrealized loss position for more than 12 months. Management believes the collection of the contractual principal and interest is probable and therefore all unrealized losses are considered to be temporary. As shown on pages 82 and 83, unrealized gains totaled $48 million in the available-for-sale and investment portfolios at Dec. 31, 2006.

7. Loans

For details of loans outstanding at Dec. 31, 2006 and 2005, see the 2006 and 2005 columns of the “Composition of loan portfolio at year-end” table on page 38. The information in those columns is incorporated by reference into these Notes to Financial Statements.

For details of nonperforming and past-due loans at Dec. 31, 2006 and 2005, see the amounts in the 2006 and 2005 columns of the “Nonperforming assets at year-end” table on page 39 and the first sentence of the last paragraph in the “Nonperforming assets” section on page 40. The information in those columns and that sentence is incorporated by reference into these Notes to Financial Statements. For details on impaired loans at Dec. 31, 2006, 2005 and 2004, see the amounts in the “Impaired loans” table on page 40. The information in that table is incorporated by reference into these Notes to Financial Statements. There were no restructured loans at Dec. 31, 2006, 2005 and 2004.

Referral arrangements with Three Rivers Funding Corp. (TRFC), an asset-backed commercial paper entity

Mellon’s primary banking subsidiary, Mellon Bank, has a referral relationship with, and provides administrative services to, TRFC, a special purpose entity that issues commercial paper. TRFC is owned by an independent third party and is not a subsidiary of either Mellon Bank or Mellon. Its financial results are not included in the financial statements of Mellon Bank or Mellon. TRFC was formed in 1990 and can issue up to $5 billion of commercial paper to make loans secured by, and to purchase, pools of receivables and asset backed securities. Mellon Bank operates as a referral agent and refers transactions to TRFC as well as providing administrative services. Loans or other assets are not transferred from Mellon Bank to TRFC. TRFC sold subordinated notes to an unrelated third party in 2003, and as a result of that sale, Mellon is not the

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

“primary beneficiary” of TRFC, as defined by FIN 46 Revised. At Dec. 31, 2006, TRFC’s receivables totaled $3.200 billion and commercial paper outstanding totaled $3.213 billion, compared with receivables and commercial paper outstanding each totaling $1.550 billion at Dec. 31, 2005. A letter of credit provided by Mellon Bank in support of TRFC’s commercial paper totaled $149 million at Dec. 31, 2006, compared with $191 million at Dec. 31, 2005. Liquidity support is provided by Mellon Bank up to the full amount of commercial paper outstanding, or $3.213 billion, at Dec. 31, 2006. However, the probability of a loss scenario is remote as there are significant structural protections built into each transaction to provide protection against uncollectible receivables. Since TRFC’s formation in 1990, Mellon Bank has not been required to fund under any liquidity support or under the letter of credit. In addition, Mellon Bank has never purchased a receivable from TRFC or recorded a credit loss related to its relationship with TRFC.

8. Reserve for credit exposure

For details of the reserve for credit exposure, see the 2006, 2005 and 2004 columns of the “Reserve for unfunded commitments” table on page 41 and the “Loan loss reserve activity” table on page 42. The information in those columns is incorporated by reference into these Notes to Financial Statements.

9. Premises and equipment

Premises and equipment	Dec. 31,
(in millions)	2006	2005
Land	$24	$26
Buildings	305	267
Equipment	942	822
Leasehold improvements(a)	358	331

Subtotal	1,629	1,446
Accumulated depreciation and amortization	(917)	(790)

Total premises and equipment(b)	$712	$656

(a)	Includes $11 million at Dec. 31, 2006 and $6 million at Dec. 31, 2005, related to the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations.”
(b)	Includes $152 million at Dec. 31, 2006 and $133 million at Dec. 31, 2005 for the net book values for purchased and internally developed capitalized software, which is recorded as equipment. Amortization expense of this software totaled $48 million, $42 million and $40 million for 2006, 2005 and 2004.

Rental expense was $119 million, $121 million and $110 million, net of related sublease revenue of $29 million, $32 million and $23 million, in 2006, 2005 and 2004. Depreciation and amortization expense totaled $125 million, $119 million and $117 million in 2006, 2005 and 2004. Maintenance, repairs and utilities expenses totaled $115 million, $118 million and $106 million in 2006, 2005 and 2004.

As of Dec. 31, 2006, Mellon and its subsidiaries were obligated under noncancelable leases with expiration dates through 2027. A summary of the future minimum rental payments under noncancelable leases, net of related sublease revenue totaling $130 million, is as follows: 2007—$166 million; 2008—$179 million; 2009—$120 million; 2010—$119 million; 2011—$112 million; and 2012 through 2027—$805 million.

10. Goodwill and intangible assets

Goodwill

The level of goodwill increased in 2006 due to acquisitions and additional consideration paid for prior acquisitions, listed below by sector, and the effect of foreign exchange rates on non-U.S. dollar denominated goodwill:

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Mellon Asset Management

•	Walter Scott & Partners Limited ($244 million, 2006 acquisition)

Private Wealth Management

•	Planned Giving Services Group of U.S. Trust Corporation ($6 million, 2006 acquisition)

•	The Arden Group, Inc. ($3 million, additional consideration)

Payment Solutions & Investor Services

•	ClearTran, Inc. ($11 million, 2006 acquisition)

The assets of HBV Alternative Strategies LLC, which included goodwill of $18 million, were classified as assets of a business transferred under contractual arrangements in Other Assets. See Note 11 for a further discussion.

No charges for goodwill impairment were recognized in continuing operations in 2006 or 2005. In 2004, a goodwill impairment loss of $8 million was recorded in continuing operations in the former Treasury Services/Other Activity sector in other expense on a small non-strategic business that we exited. An impairment writedown of $37 million was recorded in discontinued operations in the first quarter of 2005 for the anticipated sale of the HR Services businesses. Also, an impairment loss of $4 million was recorded in the first quarter of 2005 and $11 million was recorded in the fourth quarter of 2004 on the discontinued businesses in Australia.

Goodwill (in millions)	Mellon Asset Management	Private Wealth Management	Asset Servicing	PS&IS	Other	Total
Balance at Dec. 31, 2005	$1,090	$372	$331	$185	$188	$2,166
Goodwill from acquisitions	244	9	—	11	—	264
Transfers between sectors(a)	—	154	—	—	(154)	—
Other changes(b)	66	1	1	—	—	68
Discontinued operations(c)	—	—	—	—	(34)	(34)

Balance at Dec. 31, 2006	$1,400	$536	$332	$196	$—	$2,464

(a)	During the first quarter of 2006, Mellon 1st Business Bank, N.A. was transferred to the Private Wealth Management sector from the Other sector.
(b)	Other changes in goodwill include: the classification of the assets of HBV Alternative Strategies LLC, which included $18 million of goodwill, as assets of a business transferred under contractual arrangements in Other Assets; the effect of foreign exchange rates on non-U.S. dollar denominated goodwill (offset in other comprehensive results) and certain other reclassifications.
(c)	Reflects the goodwill for the discontinued insurance premium financing business moved to assets of discontinued operations.

Acquired intangible assets

Acquired intangible assets (a)	Dec. 31, 2006			Dec. 31, 2005
(dollar amounts in millions)	Gross carrying amount	Accumulated amortization	Remaining weighted- average amortization period	Gross carrying amount	Accumulated amortization
Subject to amortization:
Customer base	$346	$(55)	14 yrs.	$123	$(35)
Technology based	47	(23)	5 yrs.	45	(18)
Premium on deposits	24	(21)	1 yrs.	24	(19)

Other	25	(3)	7 yrs.	4	(2)

Total subject to amortization	$442	$(102)	13 yrs.	$196	$(74)

Not subject to amortization:
Tradename	$25	N/A	N/A	$—	N/A
Investment management contractual relationships	18	N/A	N/A	26	N/A

Total not subject to amortization	$43	N/A	N/A	$26	N/A

Total acquired intangible assets	$485	$(102)	N/A	$222	$(74)

(a)	Includes the effect of foreign exchange rates on non-U.S. dollar-denominated intangible assets.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

During 2006, the gross carrying amount of intangible assets subject to amortization increased $246 million, as acquisitions and contingent payments [Walter Scott & Partners—$243 million (Mellon Asset Management); U.S. Trust—$3 million (Private Wealth Management); ClearTran—$2 million (PS&IS); Singer & Friedlander—$1 million (Mellon Asset Management)] and the effect of foreign exchange rates, were partially offset by an $11 million impairment charge. The impairment writedown of a customer base intangible asset was recorded at DPM Mellon resulting principally from the loss of a major client that existed at the date of acquisition, due to the client’s liquidation of its assets in 2006. The writedown was recorded in the Asset Servicing sector as amortization of intangible assets. Approximately $34 million of goodwill related to DPM Mellon is recorded in the Asset Servicing sector, which is defined as the business reporting unit for purposes of goodwill impairment testing. This goodwill was not considered to be impaired at Dec. 31, 2006.

In 2006, $226 million, with a weighted-average amortization period of 16 years, was assigned to the customer base intangibles, principally for the Walter Scott & Partners acquisition. In addition, $21 million with a weighted-average amortization period of 7 years, was assigned to other and $2 million with a weighted-average amortization period of 10 years, was assigned to the technology based intangible. We amortize intangible assets over their estimated useful lives. Amortization expense totaled $44 million (including the $11 million impairment charge) in 2006, $27 million in 2005 and $19 million in 2004.

Based upon the current level of intangible assets, the estimated annual amortization expense for 2007 through 2012 is as follows:

Year	Estimated amortization expense (in millions)
2007	$45
2008	44
2009	40
2010	36
2011	33
2012	27

During 2006, intangible assets not subject to amortization increased $17 million due to the Walter Scott & Partners acquisition ($25 million) recorded as a tradename intangible, and additional consideration for a prior-year acquisition ($2 million) were partially offset by the classification of the assets of HBV Alternative Strategies, LLC ($10 million) as assets of a business transferred under contractual arrangements in Other Assets.

At Dec. 31, 2006, $922 million of goodwill and acquired intangible assets is tax deductible and $1.925 billion is non-tax deductible.

11. Other assets

Other assets	Dec. 31,
(in millions)	2006	2005
Corporate/bank-owned life insurance	$1,662	$1,715
Accounts and interest receivable	1,130	937
Prepaid pension assets	833	1,052
Receivables related to derivative instruments(a)	651	494
Equity in joint ventures and other investments(b)(c)	438	304
Other prepaid expenses	347	178
Venture capital investments(d)	—	582
Loans held for sale	—	560	(e)
Other assets	407	237

Total other assets	$5,468	$6,059

(a)	Reflects credit risk associated with derivative instruments used to manage interest rate risk and derivatives used for trading activities, including foreign exchange instruments. Credit risk associated with these instruments results from mark-to-market gains and interest receivables and is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and interest rate risk management purposes.
(b)	Relates to operating joint ventures and other investments including WestLB Mellon Asset Management (operations commenced during the second quarter of 2006), CIBC Mellon Global Securities Services Company, ABN AMRO Mellon Global Securities Services B.V., Banco Brascan and CIBC Mellon Trust Company.
(c)	At Dec. 31, 2006 and Dec. 31, 2005, Mellon had approximately $63 million and $80 million of investments that were accounted for under the cost method of accounting. These investments include Community Reinvestment Act (CRA) and housing partnerships as well as several investments in trade or clearing associations. They are tested for impairment at least semi-annually.
(d)	Moved to assets of discontinued operations in the fourth quarter of 2006.
(e)	Loans were sold or repaid in the first quarter of 2006.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Included in Other assets in the table above are $30 million of notes and $6 million of receivables related to the divestiture of Mellon HBV Alternative Strategies LLC (HBV), which was transferred under contractual arrangements to a third party. The consideration for the business is a series of payments for up to 13 years, which are dependent on HBV’s cash flow. Accounting guidelines do not permit recording this transaction as a sale for accounting purposes, because Mellon received a nominal down-payment, will be paid over a relatively long period and the payments are dependent solely on HBV’s revenue. Mellon will not receive future net profit distributions and is not subject to the ongoing operating risks of the business. All future proceeds, including interest on the notes, will be recorded against the carrying value of the notes on a cost recovery basis. Concurrent with the reclassification to Other assets, a $5 million impairment charge was recorded in Other operating expense to reflect the fair value of the asset. The fair value was estimated using a discounted cash flow analysis of the future payments, as no independent market value was readily determinable. The carrying value will be evaluated quarterly and could result in additional charges.

12. Deposits

The aggregate amount of time deposits in denominations of $100,000 or greater was approximately $4.5 billion at Dec. 31, 2006, and $2.5 billion at Dec. 31, 2005. At Dec. 31, 2006, the scheduled maturities of all time deposits for the years 2007 through 2011, and 2012 and thereafter are as follows: $4.482 billion, $19 million, $18 million, $1 million, $15 million and $62 million, respectively.

13. Revolving credit agreement

The Parent Corporation has a $200 million revolving credit agreement with Mellon Bank, N.A., Mellon’s primary bank subsidiary. This agreement serves as a support facility for commercial paper and for general corporate purposes, and expires in June 2007. The credit facility had several restrictions, including a minimum 6% consolidated Tier I ratio and a 1.30 maximum double leverage limitation. At Dec. 31, 2006, Mellon was in compliance with all of the restrictions. In addition, any borrowings are to be collateralized with eligible assets of our non-bank subsidiaries. No borrowings were made under this facility in 2006 or 2005. Commitment fees totaled less than $1 million in 2006, 2005 and 2004. There were no third party credit facilities issued to subsidiaries of Mellon at Dec. 31, 2006 or 2005.

14. Notes and debentures (with original maturities over one year)

Notes and debentures (with original maturities over one year) (a)	Dec. 31,
(in millions)	2006	2005
Parent Corporation:
6.375% Senior Notes due 2011(b)	$440	$386
4.875% Senior Notes due 2007	398	399
5.00% Subordinated Notes due 2014	386	392
6.375% Subordinated Debentures due 2010	347	345
6.40% Subordinated Notes due 2011	308	313
3.25% Senior Notes due 2009	288	287
6.70% Subordinated Debentures due 2008	249	249
5.50% Subordinated Notes due 2018	248	253
Mellon Bank, N.A.:
Medium-Term Senior Bank Notes due
2007 (8.35% to 8.55% at Dec. 31, 2006 and Dec. 31, 2005)	8	8
7.375% Subordinated Notes due 2007	301	308
4.75% Subordinated Notes due 2014	286	289
5.45% Subordinated Notes due 2016	249	—
7.625% Subordinated Notes due 2007	133	133
7.00% Subordinated Notes due 2006	—	301

Total notes and debentures (with original maturities over one year)	$3,641	$3,663

(a)	Amounts include the effect of fair value hedge adjustments.
(b)	Amount was translated through other comprehensive income from Sterling into U.S. dollars on a basis of U.S. $1.96 to £1 and U.S. $1.72 to £1 the rate of exchange on Dec. 31, 2006 and Dec. 31, 2005.

During 2006, the Parent Corporation filed a shelf registration with the Securities and Exchange Commission that gives it the ability to issue an indeterminate amount of debt, equity and junior subordinated debentures, subject to maintaining eligibility to use the shelf registration statement. In accordance with the merger agreement with The Bank of New York, Mellon is restricted from issuing equity or equity linked securities prior to the proposed merger.

The Mellon Bank, N.A., notes are subordinated to obligations to depositors and other creditors. The medium-term senior bank notes are subordinated to domestic depositors and are on par with other unsubordinated and unsecured creditors of Mellon Bank, N.A.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

The aggregate amounts of notes and debentures (including the effect of fair value hedge adjustments) that mature during the five years 2007 through 2011 for Mellon are as follows: $840 million, $249 million, $288 million, $347 million and $748 million. The aggregate amounts of notes and debentures that mature during the five years 2007 through 2011 for Mellon Financial Corporation (Parent Corporation) are as follows: $398 million, $249 million, $288 million, $347 million and $748 million.

15. Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities (junior subordinated debentures)

Mellon established three statutory business trusts, Mellon Capital I, Mellon Capital II and Mellon Capital III, of which Mellon owns all of the common capital securities. These trusts exist solely to issue guaranteed preferred beneficial interests (trust-preferred securities) in Mellon’s junior subordinated deferrable interest debentures, which are reported on our consolidated balance sheet as “Junior subordinated deferrable interest debentures held by trusts that issued guaranteed capital debt securities” (junior subordinated debentures). We record interest expense on the junior subordinated debentures. We also recorded in other assets the $31 million of common capital securities issued by the trusts. Loans held by the trusts, reflected as subordinated debentures on Mellon’s consolidated balance sheet, are the sole assets of the trusts.

Mellon has the right to defer payment of interest on the junior subordinated debentures at any time, or from time to time, for periods not exceeding five years for the Series A and B and a period not to exceed ten years for the Series C. If interest payments on the junior subordinated debentures are deferred, the distributions on the trust-preferred securities also are deferred. Interest on the junior subordinated debentures and distributions on the trust-preferred securities is cumulative. Mellon, through guarantees and agreements, has fully and unconditionally guaranteed all of the trusts’ obligations under the trust-preferred securities. The trust-preferred securities, less the common capital securities issued by the trusts, continue to qualify as Tier I capital.

Junior subordinated debentures	Stated maturity	Dec. 31,
(in millions)		2006		2005
7.72% Series A	12/01/26	$512		$529	(a)
7.995% Series B	1/15/27	513		513
6.369% Series C	9/19/36	387	(b)	—

Total		$1,412		$1,042

(a)	Amounts include the effect of fair value hedge adjustments.
(b)	Amount was translated from Sterling into U.S. dollars on a basis of U.S. $ 1.96 to £1, the rate of exchange on Dec. 31, 2006.

The Series A and Series B junior subordinated debentures were each issued for a face value of $515 million. The Series C junior subordinated debentures were issued in pound sterling at a face value of £200 million. The Series A, B and C junior subordinated debentures pay interest semiannually and are reported net of issuance costs in the table above. The debentures are unsecured and subordinate to all of Mellon’s senior debt (as defined).

The Series A and Series B securities are redeemable at 103.86% and 103.9975% of the liquidation amounts, plus accrued distributions, during the 12-month periods beginning Dec. 1, 2006 and Jan. 15, 2007 (the call dates). Based on current interest rate expectations and subject to our ability to issue replacement securities prior to the proposed merger with The Bank of New York, we intend to redeem our Series A and Series B junior subordinated debentures in the second quarter of 2007. We expect to replace these securities with a combination of Tier I qualifying capital securities and senior debt securities that would reduce our future funding costs. Redemption of both securities would result in a total pre-tax charge to income of $46 million for the redemption premiums and write-off of unamortized issuance costs.

The Series C securities are redeemable at par, in whole but not in part, at Mellon’s option on or after Sept. 19, 2016. The Series C debentures are also redeemable prior to that date, in whole, within 90 days following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the tax deductibility of the interest could be

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

disallowed (“tax event”); or Mellon’s reasonable determination that, due to a change in law or administrative or judicial decision, there is a substantial risk that Tier I capital treatment could be disallowed (“capital treatment event”); or following receipt of a legal opinion that, due to a change in the tax laws or an administrative or judicial decision, there is a substantial risk that the trust is or will be considered an investment company that is required to be registered under the Investment Act of 1940 (“investment company event”); or if the trust or Mellon is required to withhold income tax on the Preferred Securities or the junior subordinated debentures (“withholding tax event”).

The Series C securities will be redeemed on Sept. 19, 2036 (the scheduled maturity date) subject to the satisfaction of certain redemption conditions.

16. Preferred stock

Mellon has authorized 50 million shares of preferred stock, none of which was issued at Dec. 31, 2006, 2005 or 2004.

17. Regulatory capital requirements

A discussion about Mellon’s regulatory capital requirements for 2006 and 2005 is presented in the “Regulatory capital” section on pages 34 and 35 and is incorporated by reference into these Notes to Financial Statements.

18. Noninterest revenue

The components of noninterest revenue for 2006, 2005 and 2004 are presented in the “Noninterest revenue” table on page 8. Institutional trust and custody revenue includes equity income from Asset Servicing joint ventures of $75 million, $45 million and $32 million in 2006, 2005 and 2004. Investment management revenue includes $2 million, $- million and $3 million in 2006, 2005 and 2004 of equity income from Mellon Asset Management joint ventures. That table, including through the “Total noninterest revenue” line, is incorporated by reference into these Notes to Financial Statements.

19. Net interest revenue

Net interest revenue	Year ended Dec. 31,
(in millions)	2006	2005	2004
Interest revenue
Interest and fees on loans (loan fees of $14, $16, and $ 22)	$397	$364	$285
Interest-bearing deposits with banks	100	81	73
Federal funds sold and securities under resale agreements	40	18	11
Other money market investments	5	5	3
Trading account securities	9	6	6
Securities - taxable	862	594	408
Securities - nontaxable	35	37	27

Total interest revenue	1,448	1,105	813

Interest expense
Deposits in domestic offices	430	215	89
Deposits in foreign offices	211	157	87
Federal funds purchased and securities under repurchase agreements	79	48	13
Other short-term borrowings	17	13	20
Notes and debentures	214	180	143
Junior subordinated debentures	83	64	55
Funding of discontinued operations	(49)	(38)	(47)

Total interest expense	985	639	360

Net interest revenue	$463	$466	$453

20. Business sectors

For details of our business sectors, see pages 22 through 24, the tables, through “Average Tier I preferred equity” on page 25, as well as the Other section on page 31 through the paragraph discussing economic capital. The tables and information in those paragraphs are incorporated by reference into these Notes to Financial Statements.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

21. Income taxes

Provision for income taxes	Year ended Dec. 31,
(in millions)	2006	2005	2004
Current taxes:
Federal	$402	$455	$101
State and local	47	29	41
Foreign	78	24	9

Total current tax expense	527	508	151

Deferred taxes:
Federal	(208)	(81)	204
State and local	(12)	(12)	3
Foreign	7	3	(10)

Total deferred tax expense (benefit)	(213)	(90)	197

Provision for income taxes	$314	$418	$348

In addition to amounts applicable to income before taxes, the following income tax (benefit) amounts were recorded in shareholders’ equity.

Total tax (benefit) in shareholders’ equity	Year ended Dec. 31,
(in millions)	2006	2005	2004
Compensation expense for tax purposes in excess of amounts recognized for financial statement purposes	$(26)	$(16)	$(11)
Other comprehensive results	(68)	(65)	13

Total tax (benefit)	$(94)	$(81)	$2

The provision for income taxes was different from the amounts computed by applying the statutory federal income tax rate to income before income taxes due to the items listed in the following table.

Effective income tax rate	Year ended Dec. 31,
(dollar amounts in millions)	2006	2005	2004
Federal statutory tax rate	35%	35%	35%
Tax expense computed at statutory rate	$436	$456	$395
Increase (decrease) resulting from:
State and local income taxes, net of federal tax benefit	22	11	29
Tax exempt income	(34)	(38)	(50)
Foreign restructuring	(66)	—	—
Joint ventures	(29)	(16)	(10)
Other, net	(15)	5	(16)

Provision for income taxes	$314	$418	$348

Effective income tax rate	25.2%	32.1%	30.8%

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows.

Deferred tax assets and liabilities	Dec. 31,
(in millions)	2006	2005	2004
Deferred tax assets:
Accrued expense not deductible until paid	$62	$83	$108
Provision for credit losses and write-downs on real estate acquired	53	66	66
Salaries and benefits	72	—	—
Occupancy expense	42	66	71
Unrealized loss on securities available for sale	41	57	12
Unrealized loss on pension and post-retirement plans	96	11	10
Foreign and state loss carry forwards	52	—	—
Foreign tax credit carry forwards	12	25	—
Other	56	26	12

Total deferred tax assets	486	334	279
Valuation allowance	52	—	—

Deferred tax assets after valuation allowance	$434	$334	$279

Deferred tax liabilities:
Lease financing revenue	$294	$403	$438
Depreciation and amortization	256	231	152
Salaries and benefits	—	35	103
Other	48	43	71

Total deferred tax liabilities	598	712	764

Net deferred tax liability	$164	$378	$485

A valuation allowance of $52 million has been recorded in accordance with SFAS No. 109 relating to deferred tax assets associated with state and foreign loss carry forwards. During 2006, deferred tax assets were recognized for state and foreign purposes that had previously not been recognized. Management believes that it is more likely than not that realization of these assets will not occur.

The foreign tax credit carry forwards at Dec. 31, 2006 and 2005 were $12 million and $25 million, respectively, expiring between 2010 and 2015.

Included in tax expense in 2005 is a tax benefit of $2 million related to the repatriation of earnings from foreign subsidiaries under Section 965 of the Internal Revenue Code.

As part of a restructuring of its foreign operations, Mellon transferred certain businesses to a new foreign subsidiary. Income taxes attributed to the intergroup transfer of identified intangibles related to those businesses are deferred and amortized over the anticipated life of the intangibles. Deferred taxes related to other temporary differences that reversed upon the transfer of the foreign operations and other related adjustments resulted in a deferred tax benefit of $66 million.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Mellon provides deferred U.S. income taxes on the undistributed earnings of foreign subsidiaries except to the extent that such earnings are indefinitely reinvested. As a result of the restructuring of its foreign operations, beginning with the fourth quarter of 2006, Mellon indefinitely reinvested earnings in certain foreign subsidiaries, resulting in $74 million of earnings of foreign subsidiaries that were indefinitely reinvested at Dec. 31, 2006. The deferred U.S. tax on those earnings that would be provided if those earnings were not indefinitely reinvested would be approximately $2 million. In addition, there is $178 million of tax basis differences related to foreign currency translation and other temporary differences which would reverse only upon a taxable transaction for which no deferred U.S. tax has been provided. If taxes were provided on these other basis differences, the resulting deferred tax liability would be $62 million.

Locations domiciled outside of the U.S. generated foreign pre-tax earnings of approximately $249 million in 2006, $112 million in 2005 and $10 million in 2004.

22. Comprehensive results

Accumulated unrealized gain (loss), net of tax	Dec. 31,
(in millions)	2006	2005	2004
Foreign currency translation adjustment, net of tax
Beginning balance	$32	$89	$44
Period change	69	(57)	45

Ending balance	$101	$32	$89

SFAS No. 158 adjustment, net of tax(a)
Pensions:
Beginning balance	$(19)	$(19)	$(25)
Period change	(151)	—	6

Total	(170)	(19)	(19)

Other post-retirement benefits:
Period change	(7)	—	—

Ending balance	$(177)	$(19)	$(19)

Unrealized gain (loss) on assets available for sale, net of tax
Beginning balance	$(97)	$(21)	$7
Period change	27	(76)	(28)

Ending balance	$(70)	$(97)	$(21)

Total accumulated unrealized gain (loss), net of tax
Beginning balance	$(84)	$49	$26
Period change	(62)	(133)	23

Ending balance	$(146)	$(84)	$49

(a)	In accordance with SFAS No. 158 in 2006 and SFAS No. 87 in 2005 and 2004.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Tax effects allocated to each component of comprehensive results

(in millions)	Before tax amount	Tax (expense) benefit	After tax amount
Year ended Dec. 31, 2004:
Foreign currency translation adjustment	$66	$(21)	$45
Minimum pension liability	10	(4)	6
Unrealized gain (loss) on assets available for sale:
During the year	(41)	12	(29)
Reclassification adjustments	1	—	1

Unrealized gain (loss)	(40)	12	(28)

Other comprehensive results	$36	$(13)	$23

Year ended Dec. 31, 2005:
Foreign currency translation adjustment:
During the year	$(62)	$20	$(42)
Reclassification adjustments(a)	(15)	—	(15)

Foreign currency translation adjustment	(77)	20	(57)
Minimum pension liability:
During the year	(3)	1	(2)
Reclassification adjustments(a)	3	(1)	2

Minimum pension liability	—	—	—
Unrealized gain (loss) on assets available for sale	(121)	45	(76)

Other comprehensive results	$(198)	$65	$(133)

Year ended Dec. 31, 2006:
Foreign currency translation adjustment	$70	$(1)	$69
SFAS No. 158 adjustment (b)
Pensions	(233)	82	(151)
Other post-retirement benefits	(10)	3	(7)
Unrealized gain (loss) on assets available for sale	43	(16)	27

Other comprehensive results	$(130)	$68	$(62)

(a)	Resulting from the sale of the HR businesses.
(b)	In accordance with SFAS No. 158 in 2006 and SFAS No. 87 in 2005 and 2004.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

23. Employee benefits

Defined Benefit Retirement Plans

Mellon’s largest subsidiary, Mellon Bank, and some of our smaller subsidiaries sponsor trusteed, noncontributory, defined benefit pension plans. Together, these plans cover substantially all salaried employees of Mellon.

The plans provide benefits that are based on the employees’ years of service and compensation. In addition, several unfunded plans exist for certain employees or for purposes that are not addressed by the funded plans.

The following tables report the combined data of the funded and unfunded plans. The impact of acquisitions shown below reflects the acquisition of a pension plan previously sponsored by the Russell/Mellon joint venture. The impact of divestitures shown below relates to the sale of the HR businesses to ACS in May 2005.

Defined benefit retirement plans	2006		2005
(in millions)	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions used to determine benefit obligations at Dec. 31

Discount rate	6.00%	6.00%	5.75%	5.75%
Rate of compensation increase	3.25	3.25	3.25	3.25

Change in projected benefit obligation
Benefit obligation at beginning of year	$1,401	$158	$1,345	$159
Service cost	52	2	49	3
Interest cost	80	9	76	9
Actuarial (gain)/loss	(32)	2	45	8
Acquisitions	—	—	8	—
Divestitures	—	—	(67)	(6)
Benefits paid	(50)	(16)	(44)	(14)
Foreign currency exchange rate change	15	—	(11)	(1)

Projected benefit obligation at end of year	$1,466	$155	$1,401	$158

Change in plan assets
Fair value of plan assets at beginning of year	$2,038	$—	$1,943	$—
Return on plan assets	275	—	166	—
Employer contributions	17	—	24	—
Acquisitions	—	—	8	—
Divestitures	—	—	(47)	—
Benefits paid	(50)	—	(44)	—
Foreign currency exchange rate change	19	—	(12)	—

Fair value of plan assets at end of year(a)	$2,299	$—	$2,038	$—

Reconciliation of funded status with financial statements
Funded status at Dec. 31	$833	$(155)	$637	$(158)
Unrecognized prior service cost	—	—	17	3
Unrecognized net actuarial loss	—	—	398	38

Net amount recognized at Dec. 31	$833	$(155)	$1,052	$(117)

(a)	Includes 1 million shares of Mellon Financial Corporation common stock, with market values of $47 million (2% of total plan assets) at Dec. 31, 2006 and 3 million shares with a market value of $103 million (5% of total plan assets) at Dec. 31, 2005. The Mellon Bank retirement plan received approximately $2 million of dividends from Mellon Financial Corporation’s common stock in both 2006 and 2005.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Defined benefit retirement plans	2006		2005		2004
(dollar amounts in millions)	Funded	Unfunded	Funded	Unfunded	Funded	Unfunded
Weighted-average assumptions as of Jan. 1
Discount rate	5.75%	5.75%	6.00%	6.00%	6.25%	6.25%
Expected return on assets	8.50	—	8.50	—	8.50	—
Rate of compensation increase	3.25	3.25	3.25	3.25	3.25	3.25

Components of net periodic benefit cost (credit)
Service cost	$52	$2	$49	$3	$52	$2
Interest cost	80	9	76	9	73	9
Expected return on plan assets	(165)	—	(161)	—	(159)	—
Amortization of prior service cost	3	2	3	2	3	2
Recognized net actuarial loss	47	4	39	4	26	4
Loss on divestitures	—	—	1	1	—	—

Net periodic benefit cost (credit)(a)	$17	$17	$7	$19	$(5)	$17

Amounts expected to be recognized in net periodic benefit cost in the upcoming year
Prior service cost	$3	$1
Net actuarial loss	$37	$3

(a)	Includes discontinued operations expense of less than $1 million in 2006, $7 million in 2005 and $14 million in 2004.

Defined benefit retirement plans	2006		2005
(in millions)	Funded	Unfunded	Funded	Unfunded
Amounts recognized in the balance sheet consist of:
Prior to adoption of SFAS No. 158:
Prepaid benefit cost	$1,059	$—	$1,052	$—
Accrued benefit cost	—	(149)	—	(150)
Intangible asset	—	3	—	3
Accumulated other comprehensive loss	—	28	—	30

Net amount recognized at Dec. 31	$1,059	$(118)	$1,052	$(117)

After adoption of SFAS No. 158:
Net amount recognized	$833	$(155)	$—	$—
Amounts recognized in accumulated other comprehensive results consist of:
Prior service cost	$14	$3	N/A	N/A
Net actuarial loss	212	34	N/A	N/A

Total (before tax effects)	$226	$37	N/A	N/A

Change in accumulated other comprehensive results due to adoption of SFAS No. 158 (before tax effects)	$226	$9	N/A	N/A

The accumulated benefit obligation for all funded defined benefit pension plans was $1.349 billion at Dec. 31, 2006 and $1.295 billion at Dec. 31, 2005. The accumulated benefit obligation for all unfunded defined benefit plans was $149 million at Dec. 31, 2006 and $150 million at Dec. 31, 2005.

There were no funded plans with obligations in excess of plan assets at Dec. 31, 2006 and Dec. 31, 2005.

Mellon considers its accounting policy regarding pensions to be critical to the presentation of our financial statements since it requires us to make complex and subjective estimates and assumptions relating to amounts which are inherently uncertain. This policy, including the assumed discount rate, expected return on plan assets and assumed rate of compensation increase, which was reviewed with the Audit Committee of our Board of Directors, is discussed on the following pages.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

The data above are prepared in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.” Three primary economic assumptions influence the reported values of plan liabilities and pension costs. SFAS No. 87 directs that each significant assumption used in the measurement of net periodic benefit cost (credit) must reflect Mellon’s best estimate solely with respect to that individual assumption. We take the following factors into consideration when establishing each assumption.

The discount rate represents an estimate of the rate at which retirement plan benefits could be effectively settled. This assumption is sensitive to movements in market rates and, therefore, is likely to change from year to year. Mellon considers alternative reference points when setting the discount rate including current rates of return available on longer term high grade bonds. In particular, we take into account changes in yields on these longer term bonds, specifically the direction and magnitude of such changes, between the previous year end and the current year end. The primary benchmark used is the Moody’s Aa Corporate Bond Index. A comparison of the duration of the projected benefit obligation for our retirement programs to that of the Moody’s Aa index indicates that the index provides a reasonable basis for use in setting the discount rate. We verify the reasonableness of the discount rate by comparing the projected benefit obligation to the liability obtained by discounting expected future benefit payments using a theoretical zero-coupon spot yield curve derived from a universe of high quality bonds.

When setting the rate of compensation increase assumption, we take into consideration our recent experience with respect to average rates of compensation increase and expectations for future increases to remain competitive, based on compensation survey data relative to average compensation increases that other large corporations have awarded, and compensation increases that other large corporations expect to award over the upcoming year. This assumption is somewhat sensitive to inflation and, therefore, may change from year to year. The assumed rate of compensation increase was 3.25% at Dec. 31, 2006 and 2005.

The assumed rate of return on plan assets represents an estimate of long-term returns available to investors who hold a mixture of stocks, bonds and cash equivalent securities. When setting our expected return on plan assets assumption, we consider long-term rates of return on various asset classes (both historical and expected, using data collected from various sources generally regarded as authoritative) in the context of expected long-term average asset allocations for our defined benefit pension plans. Certain asset allocation benchmarks employed by institutional investors also serve as reference points. To develop assumed rates of return, for example, we applied a benchmark asset allocation of 65% stocks, 30% bonds and 5% cash equivalent securities, to the following long-term rates of return on each asset class.

Expected long-term rates of return	2007 and after	Prior to 2007
Stocks	9.50%	10%
Bonds	6.25%	6%
Cash equivalent securities	4.00%	4%
Composite rate	8.25%	8.50%

As the previous table indicates, Mellon intends to reduce its expected return for equities and increase its expected return for fixed-income securities for 2007 and the future, resulting in a net decrease in the expected return on assets. We believe that these individual rates of return are reasonable estimates, based on long-term historical data and third party estimates of future expected returns, of the long-term returns that may be expected from each asset class, and that a 65/30/5 assumed asset mix is a reasonable long-term benchmark for Mellon’s pension plans. Asset classes actually employed in the retirement plans, as well as asset allocation, vary from time to time. This assumption is set with a long-term horizon and, therefore is not necessarily expected to change on an annual basis. The return on plan assets in 2006 for the funded plans was 13.5%. The returns for the 3, 5 and 10 year periods ending in 2006 were 11.2%, 8.4% and 8.7%.

Mellon’s funded pension plans weighted-average asset allocations at Dec. 31, 2006 and 2005, by asset category are as follows:

Weighted-average asset allocations	Dec. 31,
	2006	2005
Asset category
Equity securities	70%	69%
Debt securities	28	30
Cash and other	2	1

Total	100%	100%

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Each retirement plan is administered by fiduciaries who establish investment policy for that plan. Plan assets are invested with the primary objective of satisfying obligations for future benefit payments. The investment policies seek to preserve plan assets and to maximize long-term total return on them, subject to maintaining reasonable constraints on overall portfolio volatility. The investment policies are also designed to comply with applicable regulations (e.g., ERISA in the U.S.). In general, equity securities within any plan’s portfolio are maintained in the range of 45% to 75% of total plan assets, fixed-income securities range from 20% to 50% of plan assets and other assets (including cash equivalents) are held in amounts ranging from 0% to 10% of plan assets. Asset allocation within the approved ranges varies from time to time based on economic conditions (both current and forecast) and the advice of professional investment advisors retained by the fiduciaries.

Mellon expects to make cash contributions to its funded defined benefit pension plans, outside the U.S., in the range of $16 million to $18 million in 2007.

The following benefit payments for Mellon’s funded and unfunded defined benefit pension plans, which reflect expected future service as appropriate, are expected to be paid:

Expected benefit payments (in millions)	Funded Plans	Unfunded Plans
2007	$51	$15
2008	54	15
2009	58	12
2010	61	10
2011	65	9
2012-2016	406	49

The following discussions regarding share based compensation plans and postretirement benefits other than pensions includes amounts in discontinued operations.

Defined Contribution Retirement Plans

Mellon 401(k) Retirement Savings Plan

The Mellon 401(k) Retirement Savings Plan covers our U.S. benefits-eligible employees. Employees’ payroll deductions contributed to the plan are matched by Mellon’s contribution of common stock, at the rate of $.65 on the dollar, up to 6% of the employee’s eligible base salary. The contribution rate was increased to $.75 on the dollar commencing in 2007. In 2006, 2005 and 2004, we recognized $23 million, $25 million and $29 million of expense related to this plan and contributed 629,717; 810,452; and 1,001,069 shares of our common stock. All shares contributed in 2006, 2005 and 2004 were issued from treasury stock. The plan held 11,948,393; 12,296,426; and 13,562,670 shares of Mellon common stock at Dec. 31, 2006, 2005 and 2004.

Other Defined Contribution Plans

Mellon maintains a defined contribution retirement plan in the United Kingdom, which covers Newton Investment Management employees along with certain other non-U.S. employees. In 2006, 2005, and 2004, Mellon recognized $9 million, $8 million and $8 million of expense related to this plan.

Effective Sept. 30, 2006, all existing retirement plans in the United Kingdom were closed to new entrants. This included the defined contribution plan covering Newton employees as well a defined benefit plan covering employees of the Mellon Bank, N.A. London Branch, the asset servicing business and shared services. These plans remain unchanged for employees hired prior to Oct. 1, 2006. All new hires offered employment in the United Kingdom on and after Oct. 1, 2006 participate in a new defined contribution plan that provides a uniform percentage of pay benefit to all eligible employees. The new arrangement is expected to reduce total retirement program costs over time. However, costs will increase by approximately $2 million for the next few years.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Stock option expense

Stock option expense(a) (in millions)	2006		2005	2004
Pre-tax	$36	(b)	$24	$16
After-tax	$24		$17	$11

(a)	Determined using the Black-Scholes option pricing model.
(b)	Includes $3 million for our former chairman and chief executive officer, pursuant to his employment contract, recorded in the first quarter of 2006.

We recognize compensation expense for stock option awards on a straight-line basis over the requisite service period.

The Black-Scholes option pricing model requires the use of subjective assumptions, which can materially affect fair value estimates. The fair value of each option was estimated on the date of the grant using assumptions applicable as of that date. The average value of the assumptions used, weighted by the number of options granted on each date, are shown in the following table:

	2006	2005	2004
Expected dividend yields	2.3%	2.5%	2.3%
Risk-free interest rates	4.5%	4.1%	3.8%
Expected volatility	23%	22%	22%
Expected lives of options	5.6 yrs.	5.3 yrs.	5.5 yrs.

Mellon uses a market-based implied volatility for traded options on its stock for the corresponding expected term of the option as the expected volatility assumption input into the Black-Scholes option pricing model. The risk-free interest rate assumption is based upon the yield on the measurement date of zero-coupon Treasury Strips whose maturity period equals the option’s expected term. The dividend yield assumption is based on Mellon’s history and expectation of dividend payouts over the term of the option. The expected life computation was derived based on historical exercise patterns.

Change-in-Control Provisions

If the proposed merger with The Bank of New York is approved by the Mellon shareholders, certain change-in-control provisions will be triggered related to Mellon’s Long-Term Profit Incentive Plan, Stock Option Plans for Outside Directors, ShareSuccess Plan and Director Equity Plan (2006), that will result in the immediate vesting and expensing of most of these benefits upon shareholder approval. At Dec. 31, 2006, there was approximately $70 million of unrecognized compensation cost related to these plans. This amount does not include unrecognized compensation cost for the vesting of benefits for certain senior officers who waived their acceleration of vesting provisions.

Long-Term Profit Incentive Plan

Mellon’s Long-Term Profit Incentive Plan (2004) provides for the issuance of stock options, stock appreciation rights, performance units, deferred cash incentive awards, shares of restricted stock, deferred share awards and other stock-based awards to employees of Mellon and its subsidiaries, as approved by the Compensation and Management Succession Committee (the “Compensation Committee”) of our Board of Directors. Stock options may be granted at prices not less than the fair market value of our common stock on the date of grant. Options may be exercised during fixed periods of time from one year to 10 years from the date of grant. In the event of a change in control of Mellon, as defined in the Plan, these options will become immediately exercisable, unless otherwise provided in the option agreement.

During 2006, 2005 and 2004, options for 1,483,955; 3,832,703; and 6,385,015 shares were granted and options for 4,765,562; 2,459,121; and 1,857,950 shares were exercised. Total outstanding grants as of Dec. 31, 2006, 2005 and 2004 were 25,019,575; 29,807,148; and 32,251,012 shares. The expense recorded in 2006 for these options was $32 million pre-tax, including $3 million for options held by Mellon’s former chairman and CEO, pursuant to his employment agreement. The expense recorded in 2005 was $24 million pre-tax and in 2004 was $18 million pre-tax. At Dec. 31, 2006 and 2005, shares available for grant were 17,352,931 and 18,441,942.

Included in the Dec. 31, 2006, 2005 and 2004 outstanding grants were options for 11,720; 44,655; and 123,026 shares, that become exercisable in full near the end of their 10-year terms, but the exercise dates may be accelerated to an earlier date by the Compensation Committee, based on the optionee’s and Mellon’s performance. There was no expense recorded for these options in 2006, 2005 and 2004.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Restricted stock, performance shares and deferred share awards have also been issued and are outstanding under the Plan. These awards are discussed in the “Mellon Incentive Compensation Plan, Profit Bonus Plan, Performance Shares, Restricted Stock Awards and Director Equity Plan” section on pages 102 and 103 of this report.

Stock Option Plans for Outside Directors

Mellon had two stock option plans providing for the granting of options to non-employee members of our Boards of Directors. The Stock Option Plan for Outside Directors (2001) provided for grants of stock options to the non-employee directors of Mellon and members of our Advisory Board of Directors. This plan was replaced by the Director Equity Plan (2006) in April 2006, and is discussed on page 103. The Stock Option Plan for Affiliate Boards of Directors (1999) provides for grants of stock options to the non-employee members of those boards who are not also members of Mellon’s Board of Directors. No grants can be made to employees of Mellon under these plans. The timing, amounts, recipients and other terms of the option grants are determined by the terms of the directors’ option plans and no person or committee has discretion over these grants. The exercise price of the options is equal to the fair market value of the common stock on the grant date. All options have a term of 10 years from the regular date of grant and become exercisable one year from the regular grant date. Directors elected during the service year are granted options on a pro-rata basis to those granted to the directors at the start of the service year. In the event of a change in control of Mellon, as defined in the directors’ stock option plans, all outstanding options granted under the directors’ stock option plans will become immediately exercisable. Options are also currently outstanding under the Stock Option Plan for the Mellon Financial Group West Coast Board of Directors (1998). This plan was terminated in 2003. No grants were made under this plan in 2006 and no further grants have been or will be made under it.

Total outstanding grants under these plans as of Dec. 31, 2006, 2005 and 2004, were 567,498; 690,046; and 804,506 shares of our common stock. During 2006, 2005 and 2004, options for 6,000; 48,900; and 53,649 shares of our common stock were granted and options for 128,548; 163,360; and 163,900 shares were exercised. The expense recorded in 2006, 2005 and 2004 for these options was less than $1 million pre-tax. At Dec. 31, 2006 and 2005, shares available for grant were 54,827 and 382,420.

Summary

The following tables summarize stock option activity for the last three years for the Long-Term Profit Incentive Plan and the stock option plans for outside directors and the characteristics of outstanding stock options at Dec. 31, 2006. The tables below exclude options issued under Mellon’s ShareSuccess Plan which is described on pages 101 and 102. Requirements for stock option shares can be met from either unissued or treasury shares. All shares issued upon exercise of options in 2006, 2005 and 2004 were from treasury shares.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Stock option activity	Shares subject to option	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (b) (in millions)
Balance at Dec. 31, 2003	30,749,271	$30.06
Granted	6,438,664	30.58
Exercised	(2,021,850)	14.19
Forfeited	(2,110,567)	33.69

Balance at Dec. 31, 2004	33,055,518	$30.90
Granted	3,881,603	31.86
Exercised	(2,622,481)	18.29
Forfeited	(3,817,446)	32.79

Balance at Dec. 31, 2005	30,497,194	$31.87
Granted	1,489,955	35.52
Exercised	(4,894,110)	26.67
Forfeited	(1,505,966)	35.35

Balance at Dec. 31, 2006	25,587,073	$32.88	6.0	$239

Vested and expected to vest at Dec. 31, 2006(a)	25,304,297	$32.88	5.9	$236

Exercisable at Dec. 31, 2006	20,657,313	$32.88	5.3	$193

(a)	The number of options expected to vest is based on unvested options outstanding at Dec. 31, 2006 adjusted for estimated forfeitures.
(b)	Amounts in this column represent options with a positive intrinsic value at Dec. 31, 2006, otherwise known as in-the-money options.

The aggregate intrinsic value of stock options in the preceding table is the pre-tax value that employees and directors could realize if the options were exercised and the employees received the difference between the options’ exercise prices and the $42.15 closing per share market price of Mellon’s common stock at Dec. 29, the last trading day of 2006. The total intrinsic value of options exercised was $55 million for 2006.

As of Dec. 31, 2006, $27 million of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of 1.6 years.

The weighted-average fair value of options granted was estimated at $8.14 per share in 2006, $6.73 per share in 2005 and $6.43 per share in 2004 and will be expensed on a straight-line basis over the requisite service period.

Stock options outstanding at Dec. 31, 2006(a)	Outstanding			Exercisable(c)
Exercise price range	Shares	Average remaining life (b)	Average exercise price	Shares	Average exercise price
$19.03 – $ 25.60	3,291,319	4.8	$24.36	3,291,319	$24.36
$26.66 – $ 29.66	2,107,952	7.0	28.30	1,538,953	28.19
$29.95 – $ 30.57	3,483,342	7.0	30.57	3,477,540	30.57
$30.59 – $ 30.65	3,387,919	8.0	30.65	2,190,083	30.65
$30.68 – $ 34.37	3,348,360	8.3	33.58	1,346,667	33.37
$34.41 – $ 35.44	3,247,195	3.8	34.95	2,548,706	34.93
$35.52 – $ 38.50	3,331,045	5.0	38.14	2,960,450	38.31
$38.53 – $ 50.88	3,389,941	4.1	40.79	3,303,595	40.81

	25,587,073	6.0	$32.88	20,657,313	$32.88

(a)	Includes all outstanding stock options, including Board of Director’s stock options.
(b)	Average contractual life remaining in years.
(c)	At Dec. 31, 2005 and 2004, 21,634,091 and 20,540,208 options were exercisable at an average price of $32.26 and $31.43.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Broad-Based Employee Stock Options

In June 1999, Mellon adopted its ShareSuccess Plan, a broad-based employee stock option plan covering full- and part-time benefited employees who are not participants in the Long-Term Profit Incentive Plan discussed previously. Effective June 15, 1999, each full-time employee was granted an option to purchase 150 shares and each benefited part-time employee was granted an option to purchase 75 shares of Mellon’s common stock. Additional grants, of the same number of shares, were made June 15, 2000, June 15, 2001 and June 14, 2002. (In addition, effective June 15, 2001, each non-benefited part-time employee was granted an option for 75 shares.) The exercise price was equal to the stock price on the grant date. The options become exercisable after seven years, or at any time after one year from the grant date if Mellon’s common stock closing market price equals or exceeds a predetermined price for 10 consecutive trading days. In the event of a change in control of Mellon, as defined in the plan, these options become immediately exercisable, subject to certain conditions. All outstanding options expire 10 years after the grant date. On Nov. 10, 2000, the options granted on June 15, 1999, vested when our common stock closing market price met or exceeded $45 per share for 10 consecutive trading days. The options granted in 2000, 2001 and 2002 have not yet vested and will vest when Mellon’s common stock closing market price meets or exceeds $50, $60 and $45 per share for 10 consecutive trading days. Upon adoption of SFAS 123 (Revised 2004) on Jan. 1, 2006, we began to recognize expense for the unvested portion of these options. An expense of $4 million pre-tax was recorded in the 2006. No expense was recorded in 2005 or 2004 for these options. The following table presents the activity in the ShareSuccess Plan during 2006, 2005 and 2004. All shares issued upon exercise of options were from treasury shares. At Dec. 31, 2006 and 2005, shares available for grant were 4,885,955 and 4,422,405. We do not anticipate additional annual broad-based grants under the ShareSuccess Plan.

Broad-based options	Shares subject to option	Weighted- average exercise price	Weighted-average remaining contractual term (in years)	Aggregate intrinsic value (b) (in millions)
Balance at Dec. 31, 2003	6,716,725	$37.32
Granted	—	—
Exercised	—	—
Forfeited	(727,935)	37.07

Balance at Dec. 31, 2004	5,988,790	$37.35
Granted	—	—
Exercised	—	—
Forfeited	(1,411,725)	36.93

Balance at Dec. 31, 2005	4,577,065	$37.48
Granted	—	—
Exercised	(91,350)	33.65
Forfeited	(463,550)	37.73

Balance at Dec. 31, 2006	4,022,165	$37.54	4.2	$21

Vested and expected to vest at Dec. 31, 2006(a)	3,637,786	$37.47	4.2	$19

Exercisable at Dec. 31, 2006	589,415	$33.68	2.5	$5

(a)	The number of options expected to vest is based on unvested options outstanding at Dec. 31, 2006 adjusted for estimated forfeitures.
(b)	Amounts in this column represent options with a positive intrinsic value at Dec. 31, 2006, otherwise known as in-the-money options.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

The aggregate intrinsic value of stock options in the preceding table is the pre-tax value that employees could realize if the options were exercised and the employees received the difference between the options’ exercise prices and the $42.15 closing market price of Mellon’s common stock at Dec. 29, 2006, the last trading day in 2006. The total intrinsic value of options exercised was less than $1 million for the year ended Dec. 31, 2006. As of Dec. 31, 2006, $6 million of total unrecognized compensation cost related to ShareSuccess stock options is expected to be recognized over a weighted-average period of 1.2 years.

Employee Stock Purchase Plan

In early 2001, we implemented an employee stock purchase plan (ESPP). All active employees of Mellon and designated subsidiaries are eligible to participate. Participants purchase common stock at 95% of its fair market value on the last trading day of each three month purchase period. No charge to earnings is required with respect to this plan. In 2006, 116,002 shares were issued at prices ranging from $34.29 to $38.22. In 2005, 161,353 shares were issued at prices ranging from $26.37 to $31.96. At Dec. 31, 2006, 7,630,053 shares were available for purchase under this plan. All shares that were issued were from treasury shares.

Pro forma cost of stock options

For a discussion of the pro forma costs of stock options, see “Pro forma cost of stock options” in Note 1 of Notes to Financial Statements.

Mellon Incentive Compensation Plan, Profit Bonus Plan, Performance Shares, Restricted Stock Awards and Director Equity Plan

Performance-based awards are made to key employees at the discretion of the Compensation Committee of our Board of Directors. The granting of these awards is based upon the performance of the key employees and on Mellon’s overall performance (or particular business line performance) in achieving its objectives. At the Committee’s election, awards may be paid in a lump sum or may be deferred and paid over a period of up to 15 years and can be in the form of cash, common stock, restricted stock or deferred share awards equivalent to restricted stock. Employees are generally prevented from selling or transferring restricted stock or deferred share awards for a three- year period, and generally the shares or units are forfeited if employment is terminated during that period. However, restrictions on some restricted shares will lapse upon the applicable employee’s retirement at age 55 or older with at least five years of employment. No restricted stock was awarded in connection with the Profit Bonus Plan in 2006, 2005 and 2004.

During 2006, Total Shareholder Return (TSR) Performance shares were granted to senior officers under Mellon’s Long-Term Profit Incentive Plan (2004). Under the terms of the TSR Performance share awards, a target award comprised of restricted shares is granted to an employee at the beginning of the three-year performance period. Mellon’s actual TSR for the performance period is compared to the results of its peer group of 19 companies for the same period, with Mellon’s relative position in the group determined by percentile rank. The actual award payout is determined by multiplying the target award by the performance factor percentage provided for Mellon’s percentile ranking. If the actual award exceeds the target award, additional shares are then issued within 45 days of the end of the performance period. Employees who retire and are at least age 55 with five years of service receive a pro-rata award based upon the actual number of months worked during the performance period payable at the end of the period when other participants are paid. In the event of a change in control of Mellon, as defined by the plan, the participants would be eligible for a pro-rata vesting based on the number of months worked in the performance period. The value of the TSR Performance shares was determined using a Monte Carlo simulation model. The Monte Carlo value is expensed on a straight-line basis over the three-year performance period. The amount of compensation expense recognized related to TSR Performance share awards was $3 million in 2006.

In addition to the TSR Performance shares, restricted stock has been granted to senior officers and other key employees under Mellon’s Long-Term Profit Incentive Plan (2004). The vesting of these shares is primarily related to service and is expected to occur over a one-to-seven year period. In the

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

event of a change in control of Mellon, as defined in the plan, the restrictions on sale or transfer will immediately terminate. Employees are generally prevented from selling or transferring restricted stock or deferred share awards for a three-year period, and generally the shares or units are forfeited if employment is terminated during that period. However, the restrictions on some restricted shares will lapse upon the applicable employee’s retirement at age 55 or older with at least five years of employment. In accordance with the provisions of SFAS No. 123 (Revised 2004), we recorded $2 million pre-tax in 2006 related to employees that met the age and service requirements on the date of grant that are necessary to immediately vest in their stock upon retirement.

The total compensation expense recognized for restricted shares, including the TSR Performance shares, was $43 million in 2006, which included $11 million for Mellon’s former chairman and chief executive officer, pursuant to his employment agreement. Expense of $26 million and $28 million was recognized in 2005 and 2004.

The following table summarizes our nonvested restricted stock activity for 2006:

Nonvested restricted stock activity	Number of shares	Weighted-average fair value
Nonvested restricted stock at Dec. 31, 2005	4,108,455	$29.88
Granted(a)	1,317,257	36.35
Vested	(962,878)	26.68
Forfeited	(197,019)	32.33

Nonvested restricted stock at Dec. 31, 2006	4,265,815	$32.49

(a)	The number of shares granted includes 240,368 restricted shares issued in connection with the Walter Scott & Partners acquisition that were not granted under Mellon’s Long-Term Profit Incentive Plan (2004).

As of Dec. 31, 2006, $59 million of total unrecognized compensation costs related to nonvested restricted stock is expected to be recognized over a weighted-average period of approximately 3 years.

Directors Equity Plan (2006)

In April 2006, the Director Equity Plan (2006) was approved by the shareholders and replaced the Stock Option Plan for Outside Directors (2001). In contrast to the Stock Option Plan for Outside Directors (2001), which was limited to stock options, the new Plan offers a variety of types of awards which may be used to provide equity compensation to outside directors. During 2006, 27,240 Deferred Share Units, with a fair market value of $37.43 per unit, were granted to outside directors under the Director Equity Plan (2006). Each Deferred Share Unit entitles the participant to receive a share of Mellon’s common stock. The Deferred Share Units vest on the date of Mellon’s next annual meeting and are payable 30 days following the date the participant’s service on the Board terminates. As of Dec. 31, 2006, there was less than $1 million of total unrecognized compensation costs related to nonvested Deferred Share Units which is expected to be recognized over a weighted-average period of 4 months. At Dec. 31, 2006, shares available for grant under the plan were 768,280.

Postretirement benefits other than pensions

Mellon shares in the cost of providing managed care, Medicare supplement and/or major medical programs for former employees who retired prior to Jan. 1, 1991 and grandfathered employees who met certain age and service requirements as of Jan. 1, 1991. Former employees of Buck Consultants who retired prior to Jan. 1, 2001 and grandfathered employees who met certain age and service requirements as of Dec. 31, 2000 are eligible for both pre-65 and post-65 medical coverage based on the cost sharing arrangements under the Buck plan as in effect on Dec. 31, 2000. Employees who retire prior to age 65 with 15 years of service who are not a part of either grandfathered group are eligible for a defined dollar supplement to assist them in purchasing health insurance coverage under the same plans offered to active employees. When these non-grandfathered retirees reach age 65, they become responsible for their own Medicare supplemental coverage. The net periodic benefit cost of providing these benefits, determined in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” amounted to $7 million in 2006, $5 million in 2005 and $7 million in 2004. Early retirees who do not meet the service requirement are eligible to purchase health coverage at their own

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

expense under the standard plans that are offered to active employees through Consolidated Omnibus Budget Reconciliation Act (COBRA).

The following tables sets forth the components of the costs and liability of Mellon’s postretirement health care and life insurance benefits programs for current and future retirees.

Postretirement benefits other than pensions

(in millions)	2006	2005
Weighted-average assumptions used to determine benefit obligations at Dec. 31
Discount rate	6.00%	5.75%

Change in accumulated postretirement benefit obligation
Benefit obligations at beginning of year	$77	$74
Service cost	1	1
Interest cost	4	4
Actuarial (gain)/loss	(2)	5
Divestitures	—	(3)
Benefits paid	(4)	(4)

Accumulated postretirement benefit obligation at end of year	$76	$77

Reconciliation of funded status with financial statements
Funded status	$(76)	$(77)
Unrecognized transition obligation	—	10
Unrecognized net actuarial loss	—	3

Net amount recognized at Dec. 31	$(76)	$(64)

Postretirement benefits other than pensions

(in millions)	2006	2005	2004
Weighted-average assumptions as of Jan. 1
Discount rate	5.75%	6.00%	6.25%
Components of net periodic benefit cost (credit)
Service cost	$1	$1	$1
Interest cost	4	4	4
Amortization of transition obligation	2	2	2
Curtailment/special termination charge	—	(2)	—

Net periodic benefit cost	$7	$5	$7

Amounts expected to be recognized in net periodic benefit cost in the upcoming year:
Transition obligation	$2

Post retirement benefits other than pensions

(in millions)	2006	2005
Amounts recognized in the balance sheet consist of:
Prior to adoption of SFAS No. 158:
Accrued benefit cost	$(66)	$(64)

Net amount recognized	$(66)	$(64)

After adoption of SFAS No. 158:
Net amount recognized	$(76)	N/A

Amounts recognized in accumulated other comprehensive results consist of:
Transition obligation	$9	N/A
Net actuarial loss	1	N/A

Total (before tax effects)	$10	N/A

Change in accumulated other comprehensive results due to adoption of SFAS No. 158 (before tax effects)	$10	N/A

Discount rates of 5.75%, 6.00% and 6.25%, were used to calculate the 2006, 2005, and 2004 net periodic post retirement benefit costs, and rates of 6.00% and 5.75% were used to value the accumulated postretirement benefit obligations (APBO) at year-end 2006 and 2005. A health care cost trend rate was used to recognize the effect of expected changes in future health care costs due to medical inflation, utilization changes, technological changes, regulatory requirements and Medicare cost shifting. The future annual increase assumed in the cost of health care benefits was 9.25% for 2006 and was decreased gradually to 4.75% for 2013 and thereafter. The health care cost trend rate assumption may have a significant impact on the amounts reported. Increasing the assumed health care cost trend by one percentage point in each year would increase the APBO by approximately $6 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million. Decreasing the assumed health care cost trend by one percentage point each year would decrease the APBO by approximately $6 million and the aggregate of the service and interest cost components of the net periodic postretirement benefit cost by less than $1 million.

Effective May 2005, the HR sector of Mellon was sold to ACS. A curtailment gain was calculated in accordance with SFAS No. 106. In accordance with the sale agreement, special provisions were established to recognize age and future service with ACS through Dec. 31, 2005, for the purpose of determining eligibility for postretirement medical benefits under the Mellon Plan. As a result, a special termination benefit charge was also calculated in accordance with SFAS No. 106.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

In December 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law, which introduced a prescription drug benefit under Medicare (Medicare Part D) as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. The Mellon prescription drug plan is actuarially equivalent to Medicare Part D.

The following benefit payments for Mellon’s postretirement benefits other than pension plans, which reflect expected future service as appropriate, are expected to be paid:

Expected benefit payments - postretirement benefits other than pensions

(in millions)	With subsidy	Without subsidy
2007	$5	$6
2008	6	6
2009	6	6
2010	6	7
2011	6	7
2012-2016	34	35

24. Restrictions on dividends and regulatory limitations

The prior approval of the Office of the Comptroller of the Currency (OCC) is required if the total of all dividends declared by a national bank subsidiary in any calendar year exceeds the bank subsidiary’s net profits, as defined, for that year, combined with its retained net profits for the preceding two calendar years. Additionally, such bank subsidiaries may not declare dividends in excess of net profits on hand, as defined, after deducting the amount by which the principal amount of all loans on which interest is past due for a period of six months or more exceeds the reserve for credit losses.

Under the first and currently more restrictive of the foregoing federal dividend limitations, Mellon’s national bank subsidiaries can, without prior regulatory approval, declare dividends subsequent to Dec. 31, 2006, of up to approximately $85 million of their retained earnings of $1.703 billion at Dec. 31, 2006, less any dividends declared and plus or minus net profits or losses, as defined, earned between Jan. 1, 2007, and the date of any such dividend declaration.

The payment of dividends also is limited by minimum capital requirements imposed on banks. As of Dec. 31, 2006, Mellon’s bank subsidiaries exceed these minimum requirements. The bank subsidiaries declared dividends of $645 million in 2006, $675 million in 2005 and $466 million in 2004. The Federal Reserve Board and the OCC have issued additional guidelines that require bank holding companies and national banks to continually evaluate the level of cash dividends in relation to their respective operating income, capital needs, asset quality and overall financial condition.

The Federal Reserve Act limits extensions of credit by Mellon’s bank subsidiaries to our Parent Corporation and all other subsidiaries of our Parent Corporation, and requires such extensions to be collateralized and limits the amount of investments by our bank subsidiaries in these entities. At Dec. 31, 2006, such extensions of credit and investments were limited to $371 million to the Parent Corporation or any other subsidiaries and to $743 million in total to the Parent Corporation and all of its other subsidiaries. Outstanding extensions of credit net of collateral subject to these limits were $227 million at Dec. 31, 2006.

25. Legal proceedings

Various legal actions and proceedings are pending or are threatened against Mellon and our subsidiaries and certain former subsidiaries, some of which seek relief or damages in amounts that are substantial. These actions and proceedings arise in the ordinary course of our businesses and operations and include suits relating to our servicing, investment, mutual fund, advisory, trust, custody, shareholder services, working capital solutions, lending, collections and other activities and operations. Certain actions and proceedings relate to businesses that have been divested. From time to time, Mellon may be involved in regulatory enforcement matters in which claims for disgorgement, the imposition of penalties and/or other remedial sanctions are possible.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

As previously reported in a Current Report on Form 8-K dated Aug. 18, 2006, our bank subsidiary, Mellon Bank, entered into a settlement agreement with the United States Attorney for the Western District of Pennsylvania that relates to the April 2001 incident in Mellon’s Pittsburgh IRS Processing Unit. Under the terms of the settlement, Mellon has agreed to have an independent third party monitor compliance with the terms of the agreement for a three year period. No monetary penalties or fines were imposed by the agreement, although Mellon will reimburse the federal government for $30 thousand of costs incurred by an outside vendor. If Mellon complies with the terms of the agreement, the U.S. Attorney will not prosecute Mellon. The agreement should not impair Mellon’s ability to serve as a long-standing government contractor.

As previously reported in a Current Report on Form 8-K dated Sept. 30, 2005, Mellon Investor Services LLC (“MIS”), our transfer agent subsidiary, has received a “Wells Notice” from the Philadelphia District Office of the Securities and Exchange Commission (SEC) indicating that the staff intends to recommend that the SEC bring a civil injunctive action against MIS for violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. A Wells Notice indicates that the SEC’s staff has made a preliminary decision to recommend that the SEC authorize the staff to bring a civil action. However, a Wells Notice is not a formal allegation or proof of wrongdoing. The notice provides MIS the opportunity to respond formally to the SEC staff before the staff makes a final determination whether to recommend that the SEC initiate an action.

The SEC staff has informed MIS that its recommendation relates to MIS’ disclosure practices to its transfer agency (issuer) clients during the period 2001 through late 2004 concerning the receipt of fees from a search firm that performs in-depth searches for “lost” shareholders. Fees received by MIS from this firm during this period aggregate to approximately $5 million. MIS believes that the SEC staff has been investigating related practices at other transfer agents. MIS has been cooperating fully with the SEC staff in its investigation and has made a submission explaining why it believes that its conduct was lawful.

Because of the complex nature of some of these legal actions and proceedings, it may be a number of years before such matters ultimately are resolved. After consultation with legal counsel, Mellon’s management believes that the aggregate liability, if any, resulting from such pending and threatened legal actions and proceedings will not have a material adverse effect on our financial condition, results of operations and cash flows, although there could be a material effect on results of operations for a particular period.

26. Off-balance sheet financial instruments with contract amounts that represent credit risk

Off-balance sheet risk

In the normal course of business, Mellon becomes a party to various financial transactions that are not fully recorded on its balance sheet under GAAP. Because these transactions are not funded, they are not reflected on the balance sheet and are referred to as financial instruments with off-balance sheet risk. We offer off-balance sheet financial instruments to enable our customers to meet their financing objectives and providing those instruments generates fee revenue for Mellon. These off-balance sheet instruments are subject to credit and market risk. We manage credit risk by:

•	dealing only with approved counterparties under specific credit limits; and by

•	monitoring the amount of outstanding contracts by customer and in the aggregate against such limits.

Counterparty limits are monitored on an ongoing basis. Market risk arises from changes in the market value of contracts as a result of the fluctuations in interest and currency rates.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Off-balance sheet financial instruments with contract amounts that represent credit risk (a) (in millions)	Dec. 31,
	2006	2005
Unfunded commitments to extend credit(b):
Expire within one year	$3,980	$4,264
Expire within one to five years	7,763	7,520
Expire over five years	321	253

Total unfunded commitments to extend credit	$12,064	$12,037
Commercial real estate commitments held for sale	—	307
Commercial letters of credit(c)	3	14
Other guarantees and indemnities:
Standby letters of credit and foreign and other guarantees(d)	1,481	1,426
Custodian securities lent with indemnification against broker default of return of securities	122,640	105,801
Liquidity support provided to TRFC	3,213	1,550

(a)	Total contractual amounts do not necessarily represent future cash requirements.
(b)	Net of participations totaling $427 million at Dec. 31, 2006 and $520 million at Dec. 31, 2005.
(c)	Net of participations and collateral totaling $17 million at Dec. 31, 2006 and $8 million at Dec. 31, 2005.
(d)	Net of participations and cash collateral totaling $145 million at Dec. 31, 2006 and $157 million at Dec. 31, 2005.

Unfunded commitments to extend credit

Mellon enters into contractual commitments to extend credit, normally with fixed expiration dates or termination provisions, at specific rates and for specific purposes. The majority of our unfunded commitments to extend credit are contingent upon customers meeting certain pre-established conditions of lending at the time of loan funding and include material adverse change clauses within the commitment contracts. These clauses allow us to deny funding a loan commitment if the borrower’s financial condition deteriorates during the commitment period, such that the customer no longer meets the pre-established conditions of lending.

Mellon’s maximum exposure to credit loss upon the occurrence of any event of default by the customer is represented by the contractual amount of the commitment to extend credit. Accordingly, the credit policies utilized in committing to extend credit and in the extension of loans are the same. Market risk arises on commitments to extend fixed rate loans if interest rates have moved adversely subsequent to the extension of the commitment or if required market spreads widen. We believe the market risk associated with commitments is minimal. The amount and type of collateral obtained by Mellon is based upon industry practice, as well as our credit assessment of the customer.

Of the $12 billion of contractual commitments for which we received a commitment fee or which were otherwise legally binding, approximately 33% of the commitments are scheduled to expire within one year, and approximately 97% are scheduled to expire within five years. Total unfunded commitments to extend credit increased $27 million, or less than 1%, at Dec. 31, 2006 compared to Dec. 31, 2005. Unfunded commitments to extend credit expiring over one year increased $311 million, or 4%, at Dec. 31, 2006, compared to Dec. 31, 2005, primarily resulting from a shift towards longer maturities of loan commitments. At Dec. 31, 2006, we had a $77 million reserve for credit exposure to outstanding commitments.

Letters of credit and foreign and other guarantees

There are two principal types of letters of credit—standby and commercial. The off-balance sheet credit risk involved in issuing standby and commercial letters of credit is represented by their contractual amounts and is essentially the same as the credit risk involved in unfunded commitments to extend credit. Mellon minimizes this risk by adhering to its written credit policies and by requiring security and debt covenants similar to those contained in loan agreements. We believe the market risk associated with letters of credit and foreign guarantees is minimal.

Standby letters of credit and foreign and other guarantees	Dec. 31,		Weighted-average years to maturity at Dec. 31,
(dollar amounts in millions)	2006	2005	2006	2005
Commercial paper and other debt	$166	$207.9		.8
Tax-exempt securities	21	11	3.1	1.5
Bid- or performance- related	178	200	1.9	1.4
Other commercial	1,116	1,008	1.6	1.7

Total standby letters of credit and foreign and other guarantees	$1,481	$1,426	1.6	1.5

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Standby letters of credit and foreign and other guarantees irrevocably obligate Mellon for a stated period to disburse funds to a third-party beneficiary if our customer fails to perform under the terms of an agreement with the beneficiary. Standby letters of credit and foreign and other guarantees are used by the customer as a credit enhancement and typically expire without being drawn upon. The amount and type of any collateral are based on industry practices, as well as a credit assessment of the customer.

Our outstanding exposure to standby letters of credit at Dec. 31, 2006 was $1.5 billion, with approximately 85% maturing within three years. At Dec. 31, 2006, we had a $7 million reserve for credit exposure to outstanding letters of credit.

We must recognize, at the inception of standby letters of credit and foreign and other guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee. At Dec. 31, 2006, we had a liability of $8 million related to letters of credit issued or modified since Dec. 31, 2002. As required by FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” the fair value of the liability, which was recorded with a corresponding asset in other assets, was estimated as the present value of contractual customer fees.

A commercial letter of credit is normally a short-term instrument used to finance a commercial contract for the shipment of goods from a seller to a buyer. This type of letter of credit ensures prompt payment to the seller in accordance with the terms of the contract. Although the commercial letter of credit is contingent upon the satisfaction of specified conditions, it represents a credit exposure if the buyer defaults on the underlying transaction. Normally, reimbursement from the buyer is coincidental with payment to the seller under commercial letter of credit drawings. As a result, the total contractual amounts do not necessarily represent future cash requirements.

Securities lending

A securities lending transaction is a fully collateralized transaction in which the owner of a security agrees to lend the security through an agent (Mellon) to a borrower, usually a broker/dealer or bank, on an open, overnight or term basis, under the terms of a prearranged contract, which generally matures in less than 90 days. The borrower will collateralize the loan at all times, generally with cash, or to a lesser degree securities, exceeding 100% of the market value of the loan, plus any accrued interest on debt obligations. Cash collateral is generally reinvested in commercial paper, repurchase agreements, money market funds and floating rate instruments.

Mellon currently enters into two types of agency securities lending arrangements—lending with and without indemnification. In securities lending transactions without indemnification, we bear no contractual risk of loss other than due to negligence. For transactions in which we provide an indemnification, Mellon generally only indemnifies the owner of the securities against borrower default. If the borrower defaults on returning the securities, our risk of loss occurs if the collateral, when received, is insufficient to purchase and replace securities from these defaulted loans. There were no counterparty default losses on security lending transactions in 2006, 2005 and 2004. Additional market risk associated with securities lending transactions arises from interest rate movements that affect the spread between the rate paid to the securities borrower on the borrower’s collateral and the rate we earn on that collateral. This risk is controlled through policies that limit the level of such risk that can be undertaken.

Other guarantees and indemnities

In the normal course of business, Mellon offers guarantees in support of certain joint ventures and subsidiaries, and certain other guarantees and indemnities.

Mellon Bank, N.A. and ABN AMRO Bank N.V. (ABN AMRO) entered into a joint venture to provide global securities services, with operations commencing in January 2003. Each of the two partners signed a statutory declaration under Dutch law to be jointly and severally liable with the joint venture to parties that have a provable contractual debt or damage claim. The benefit of this declaration is potentially available to all creditors

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

and customers of the joint venture with valid legal claims if the joint venture defaults. The guarantee totaled approximately $78 billion at Dec. 31, 2006 compared with $43 billion at Dec. 31, 2005, primarily related to securities lending activity. Agency securities lending represented $72 billion of this guarantee at Dec. 31, 2006, primarily related to the indemnification of the owner of the securities against broker default. These securities lending transactions were collateralized primarily with cash and OECD government securities totaling $70 billion. The joint venture also indemnifies $483 million of cash collateral reinvested in repurchase agreements for risk of market or credit loss. The potential exposure of this guarantee assumes that there is no capital or assets of the joint venture to satisfy such claims, and that there is no level of contribution by ABN AMRO, which has an S&P 500 long-term credit rating of AA- and a Moody’s senior debt rating of Aa3.

Mellon provides liquidity support and a letter of credit in support of TRFC’s commercial paper. For a discussion of these arrangements, see Note 7 of Notes to Financial Statements.

Mellon has also provided customary representations for underwriting agreements, acquisition and divestiture agreements, sales of loans and commitments, and other similar types of arrangements and customary indemnification for claims and legal proceedings related to providing of financial services. We have purchased insurance to mitigate certain of these risks. Mellon is a minority equity investor in, and member of, several industry clearing or settlement exchanges through which foreign exchange, securities or other transactions settle. Certain of these industry clearing or settlement exchanges require their members to guarantee their obligations and liabilities or to provide financial support in the event other partners do not honor their obligations. It is not possible to estimate a maximum potential amount of payments that could be required with respect to such agreements.

27. Derivative instruments used for trading and interest rate risk management purposes

Derivative instruments used for trading and interest rate risk management purposes (in millions)	Dec. 31,
	Notional amount		Credit risk
	2006	2005	2006	2005
Trading:
Commitments to purchase and sell foreign currency contracts	$112,644	$72,562	$849	$537
Foreign currency option contracts purchased	1,065	4,361	13	49
Foreign currency option contracts written	1,223	5,688	—	—
Interest rate agreements:
Interest rate swaps	18,346	15,180	165	135
Options, caps and floors purchased	582	563	2	1
Options, caps and floors written	842	858	—	—
Futures and forward contracts	10,671	6,946	—	—
Equity options	1,207	1,859	139	158
Credit default swaps	321	598	—	—
Total return swaps	148	27	1	—
Interest rate risk management:
Interest rate swaps	1,635	3,110	14	57

			$1,183	$937
Effect of master netting agreements			(532)	(443)

Total net credit risk			$651	$494

Following is a brief discussion of the instruments listed in the above table. The amount of credit risk associated with these instruments results from mark-to-market gains and interest receivables and is calculated after considering master netting agreements, which are generally applicable to derivative instruments used for both trading activities and interest rate risk management purposes. The credit risk for these instruments is reported in other assets on Mellon’s balance sheet. Market risk associated with these instruments arises from changes in the market value of contractual positions caused by actual or anticipated movements in currency or interest rates and, for equity options, movements in the equity markets. We limit our exposure to market risk by generally entering into matching or offsetting positions and by establishing and monitoring limits on unmatched positions. There were no counterparty default losses on these instruments in 2006, 2005 or 2004.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Commitments to purchase and sell foreign currency contracts

Commitments to purchase and sell foreign currency facilitate the management of market risk by ensuring that, at some future date, Mellon, or a customer, will have a specified currency at a specified rate. We enter into foreign currency contracts to assist customers in managing their currency risk and as part of our trading activities. The notional amount does not represent the actual market or credit risk associated with this product. We manage credit risk by dealing only with approved counterparties under specific credit limits and by monitoring outstanding contracts by customer and in the aggregate against such limits. The future cash requirements, if any, related to foreign currency contracts are represented by the net contractual settlement between Mellon and its counterparties.

Foreign currency option contracts

Foreign currency option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of a foreign currency during a specified period at a predetermined exchange rate to a second currency. Mellon acts as both a purchaser and seller of foreign currency option contracts. Credit risk and future cash requirements are similar to those of foreign currency contracts.

Interest rate swaps

Interest rate swaps obligate two parties to exchange one or more payments generally calculated with reference to fixed or periodically reset rates of interest applied to a specified notional principal amount. Notional principal is the amount upon which interest rates are applied to determine the payment streams under interest rate swaps. Such notional principal amounts often are used to express the volume of these transactions but are not typically exchanged between the counterparties.

Mellon has entered into interest rate swaps to assist customers in managing their interest rate risk. We also use interest rate swaps as part of our interest rate risk management strategy primarily to alter the interest rate sensitivity of our long-term debt and certificate of deposit liabilities.

Credit risk is managed through credit approval procedures that establish specific lines for individual counterparties and limit credit exposure to various portfolio segments. Counterparty and portfolio outstandings are monitored against such limits on an ongoing basis. Mellon has entered into collateral agreements with certain counterparties to interest rate swaps to further secure amounts due. The collateral is generally cash, U.S. government securities or mortgage pass-through securities guaranteed by the Government National Mortgage Association (GNMA). The future cash requirements of interest rate swaps are limited to the net amounts payable under these swaps. At Dec. 31, 2006, 67% of the notional principal amount of interest rate swaps used for trading purposes were scheduled to mature in less than five years.

Options, caps and floors

An interest rate option is a contract that grants the purchaser the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time. An interest rate cap is a contract that protects the holder from a rise in interest rates beyond a certain point. An interest rate floor is a contract that protects the holder against a decline in interest rates below a certain point.

Futures and forward contracts

Futures and forward contracts on loans, securities or money market instruments represent future commitments to purchase or sell a specified instrument at a specified price and date. Futures contracts are standardized and are traded on organized exchanges, while forward contracts are traded in over-the-counter markets and generally do not have standardized terms.

For instruments that are traded on an organized exchange, the exchange assumes the credit risk that a counterparty will not settle and generally requires a margin deposit of cash or securities as collateral to minimize potential credit risk. Mellon has established policies governing which exchanges and

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

exchange members can be used to conduct these activities, as well as the number of contracts permitted with each member and the total dollar amount of outstanding contracts. Credit risk related to futures contracts is substantially mitigated by daily cash settlements with the exchanges for the net change in the value of the futures contract. The future cash requirements, if any, related to futures and forward contracts are represented by the net contractual settlement between Mellon and its counterparties.

Equity options

Equity option contracts grant the contract purchaser the right, but not the obligation, to purchase or sell a specified amount of equities during a specified period at a predetermined price. We enter into equity options to assist customers in managing market risk associated with equity positions that they hold.

Credit default swaps

Credit default swaps allow the transfer of credit risk from one party to another for a fee. These swaps are used to mitigate credit risk associated with commercial lending activities. Credit risk is managed by setting specific credit limits and by monitoring outstandings by counterparty and in the aggregate against such limits.

Total return swaps

A total return swap is a derivative contract under which the total return (dividend/interest payments and any capital gains or losses) from a specified instrument or index is exchanged for a specified fixed or floating cash flow that is not related to the creditworthiness of the referenced asset. We enter into total return swaps to minimize the risk related to investments in start-up mutual funds that are based on specific market indexes.

28. Concentrations of credit risk

For a discussion of credit risk and the credit risk management process employed by Mellon, see the first five paragraphs of “Credit risk” on page 37. These paragraphs are incorporated by reference into these Notes to Financial Statements.

The maximum risk of accounting loss from on- and off-balance sheet financial instruments with counterparties is represented by their respective balance sheet amounts and the contractual or replacement cost of the off-balance sheet financial instruments. Significant credit concentrations for Mellon at Dec. 31, 2006 and 2005 were:

•

U.S. government and its agencies and U.S. government sponsored agencies. Substantially all of this exposure consists of investment securities, securities available for sale and the related interest receivable and balances due from the Federal Reserve (see Note 6 of Notes to Financial Statements).

•

Financial institutions, which include finance-related companies; domestic and international banks and depository institutions; and securities and commodities brokers. Our credit exposure to financial institutions includes interest-bearing deposits with banks and certain loans included on the balance sheet and certain off-balance sheet unfunded loan commitments. This exposure totaled approximately $5 billion at Dec. 31, 2006.

29. Fair value of financial instruments

A financial instrument is defined by SFAS No. 107, “Disclosures about Fair Value of Financial Instruments,” as cash, evidence of an ownership interest in an entity, or a contract that creates a contractual obligation or right to deliver to or receive cash or another financial instrument from a second entity on potentially favorable terms.

Fair value estimates are made at a point in time, based on relevant market data and information about the financial instrument. SFAS No. 107 specifies that fair values should be calculated based on the value of one trading unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications, estimated transaction costs that may result from bulk sales or the relationship between various financial instruments. Because no readily available market exists for a significant portion of our financial instruments, fair value estimates for these instruments are based on judgments regarding

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

current economic conditions, currency and interest rate risk characteristics, loss experience and other factors. Many of these estimates involve uncertainties and matters of significant judgment and cannot be determined with precision. Therefore, the calculated fair value estimates cannot always be substantiated by comparison to independent markets and, in many cases, may not be realizable in a current sale of the instrument. Changes in assumptions could significantly affect the estimates.

Fair value estimates do not include anticipated future business or the value of assets, liabilities and customer relationships that are not considered financial instruments. For example, our fee-generating businesses are not incorporated into the fair value estimates. Other significant assets and liabilities that are not considered financial instruments include lease finance assets, deferred tax assets, lease contracts, premises and equipment, and intangible assets.

We used the following methods and assumptions in estimating the fair value of our financial instruments at Dec. 31, 2006 and 2005.

Short-term financial instruments

The carrying amounts reported on our balance sheet generally approximate fair value for financial instruments that reprice or mature in 90 days or less, with no significant change in credit risk. The carrying amounts approximate fair value for:

•	cash and due from banks;

•	money market investments;

•	acceptances;

•	demand deposits;

•	money market and other savings accounts;

•	federal funds purchased and securities under repurchase agreements;

•	U.S. Treasury tax and loan demand notes;

•	commercial paper;

•	other funds borrowed; and

•	certain other assets and liabilities.

Trading account securities, securities available for sale and investment securities

Trading account securities and securities available for sale are recorded at market value on our balance sheet. Market values of trading account securities, securities available for sale and investment securities in many instances are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, market value is estimated using quoted market prices for securities with similar credit, maturity and interest rate characteristics. The tables in Note 6 of Notes to Financial Statements present in greater detail the carrying value and market value of securities available for sale and investment securities at Dec. 31, 2006 and 2005.

Loans

The estimated fair value of commercial loans and certain personal loans that reprice or mature in 90 days or less approximates their respective carrying amounts. The estimated fair value of loans that reprice or mature in more than 90 days is estimated using discounted cash flow analyses, adjusting where appropriate for prepayment estimates, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality and for similar maturities.

Deposit liabilities

SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be the amount payable on demand. Although market premiums paid for depository institutions reflect an additional value for these low-cost deposits, SFAS No. 107 prohibits adjusting fair value for any value expected to be derived from retaining those deposits for a future period of time or from the benefit that results from the ability to fund interest-earning assets with these deposit liabilities. The fair value of fixed-maturity deposits which reprice or mature in more than 90 days is estimated using current rates.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Notes and debentures, and junior subordinated debentures

The fair value of our notes and debentures, and junior subordinated debentures is estimated using quoted market yields for the same or similar issues or the current yields offered by Mellon for debt with the same remaining maturities.

Unfunded commitments to extend credit and standby letters of credit and foreign and other guarantees

These financial instruments generally are not sold or traded, and estimated fair values are not readily available. However, the fair value of commitments to extend credit is represented by the remaining contractual fees receivable over the term of the commitments. The fair values of standby letters of credit and foreign and other guarantees is represented by the amount of the receivable on the balance sheet. Unfunded commitments to extend credit, and standby letters of credit and foreign and other guarantees are discussed further in Note 26 of Notes to Financial Statements.

Derivative instruments used for trading and interest rate risk management purposes

Receivables and payables related to derivative instruments are determined by using quoted market prices or valuation models that incorporate current market data.

Summary

The following table includes financial instruments, as defined by SFAS No. 107, whose estimated fair value is not represented by the carrying value as reported on our balance sheet except for receivables and payables related to derivative instruments, which are presented in the table for supplementary information. The carrying amount and estimated fair values of unfunded commitments to extend credit and standby letters of credit and foreign and other guarantees are not significant. We have made estimates of fair value discount rates that we believe to be reasonable considering expected prepayment rates, credit risk and liquidity risk. However, because there is no active market for many of these financial instruments, we have no basis to verify whether the resulting fair value estimates would be indicative of the value negotiated in an actual sale.

Financial instruments - summary	Dec. 31, 2006		Dec. 31, 2005
(in millions)	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
Assets:
Investment securities(a)	$144	$145	$167	$170
Loans(b)	5,606	5,599	6,099	6,098
Reserve for loan losses(b)	(39)	—	(44)	—

Net loans	5,567	5,599	6,055	6,098
Other assets(c)	3,196	3,196	3,439	3,448
Receivables related to derivative instruments	651	651	494	494
Liabilities:
Fixed-maturity deposits(d)	$9,136	$9,134	$6,208	$6,205
Notes and debentures, and junior subordinated debentures(a)	5,053	5,159	4,705	4,854
Payables related to derivative instruments	557	557	364	364

(a)	Market or dealer quotes were used to estimate the fair value of these financial instruments, if available.
(b)	Excludes lease finance assets of $383 million and $474 million, as well as the related reserve for loan losses of $17 million and $19 million at Dec. 31, 2006 and Dec. 31, 2005. Lease finance assets are not considered financial instruments as defined by SFAS No. 107.
(c)	Excludes non-financial instruments.
(d)	Includes negotiable certificates of deposit, other time deposits and savings certificates. SFAS No. 107 defines the estimated fair value of deposits with no stated maturity, which includes demand deposits and money market and other savings accounts, to be equal to the amount payable on demand. Therefore, the positive effect of Mellon’s $18.195 billion of such deposits at Dec. 31, 2006 and $19.866 billion of such deposits at Dec. 31, 2005 is not included in this table.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

30. Proposed merger with The Bank of New York Company, Inc.

On Dec. 3, 2006, Mellon entered into an agreement to merge with The Bank of New York Company, Inc., which would create an asset servicer with, on a pro forma basis, more than $17 trillion in assets under custody and administration, $8 trillion in assets under corporate trusteeship and over $1.1 trillion in assets under management at Dec. 31, 2006. The Bank of New York is headquartered in New York City and employs approximately 23,000.

Under the terms of the merger agreement, a new company will be formed, to be called The Bank of New York Mellon Corporation, in which Mellon shareholders will receive one share of common stock for each share of Mellon common stock outstanding on the closing date and The Bank of New York shareholders will receive .9434 shares of common stock for each share of The Bank of New York common stock outstanding on the closing date. The parties anticipate that the new company will record a restructuring charge of approximately $1.3 billion, pre-tax, a portion of which will be capitalized at the close of the transaction, with the remaining incurred over a 3 year period.

Mellon has entered into a stock option agreement with The Bank of New York, in which Mellon has granted The Bank of New York an option to purchase up to 82,641,656 shares of Mellon common stock at a price per share equal to the lesser of $40.05 or the closing sale price of Mellon common stock on the trading day immediately preceding the exercise date; but in no case may The Bank of New York acquire more than 19.9% of the outstanding shares of Mellon common stock under this stock option agreement. The Bank of New York cannot exercise the option unless specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving Mellon and a third party.

The option could have the effect of discouraging a third party from trying to acquire Mellon prior to completion of the transaction or termination of the merger agreement. Upon the occurrence of certain triggering events, Mellon may be required to repurchase the option and/or any shares of Mellon common stock purchased by The Bank of New York under the option at a predetermined price, or The Bank of New York may choose to surrender the option to Mellon for a cash payment of $725 million. In no event will the total profit received by The Bank of New York with respect to this option exceed $825 million.

Mellon has entered into a stock option agreement with The Bank of New York, in which The Bank of New York has granted Mellon an option to purchase up to 149,621,546 shares of The Bank of New York’s common stock at a price per share equal to the lesser of $35.48 or the closing sale price of The Bank of New York’s common stock on the trading day immediately preceding the exercise date; but in no case may Mellon acquire more than 19.9% of the outstanding shares of The Bank of New York’s common stock under this stock option agreement. Mellon cannot exercise the option unless specified triggering events occur. These events generally relate to business combinations or acquisition transactions involving The Bank of New York and a third party.

The option could have the effect of discouraging a third party from trying to acquire The Bank of New York prior to completion of the transaction or termination of the merger agreement. Upon the occurrence of certain triggering events, The Bank of New York may be required to repurchase the option and/or any shares of The Bank of New York’s common stock purchased by Mellon under the option at a predetermined price, or Mellon may choose to surrender the option to The Bank of New York for a cash payment of $1.15 billion. In no event will the total profit received by Mellon with respect to this option exceed $1.3 billion.

The board of directors of both companies have unanimously approved the merger agreement and adopted a resolution recommending the adoption of the merger agreement by its respective shareholders. Each party has agreed to put these matters before their respective shareholders for consideration. Subject to satisfaction of various conditions of closing, the merger is currently expected to close early in the third quarter of 2007.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

31. Mellon Financial Corporation (Parent Corporation)

Condensed Income Statement – Mellon Financial Corporation (Parent Corporation) (a)	Year ended Dec. 31,
(in millions)	2006	2005	2004
Dividends from bank subsidiaries	$613	$644	$435
Dividends from nonbank subsidiaries	99	150	99
Interest revenue from bank subsidiaries	30	20	6
Interest revenue from nonbank subsidiaries	122	97	103
Other revenue	48	52	35

Total revenue	912	963	678

Interest expense on affiliate loans	9	4	2
Interest expense on notes and debentures	156	130	103
Interest expense on junior subordinated debentures	83	64	55
Other expense	105	102	66

Total expense	353	300	226

Income before income taxes and equity in undistributed net income of subsidiaries	559	663	452
Provision (benefit) for income taxes	(110)	(12)	(85)
Equity in undistributed net income:
Bank subsidiaries	(24)	98	131
Nonbank subsidiaries	253	9	128

Net income	$898	$782	$796

(a)	Includes results of discontinued operations.

Condensed Balance Sheet – Mellon Financial Corporation (Parent Corporation)	Dec. 31,
(in millions)	2006	2005
Assets:
Cash and money market investments with bank subsidiary	$791	$360
Securities available for sale	245	469
Loans and other receivables due from nonbank subsidiaries	2,433	2,152
Other receivables due from bank subsidiaries	7	23
Investment in bank subsidiaries	3,072	3,220
Investment in nonbank subsidiaries	1,848	1,215
Corporate-owned life insurance	853	774
Other assets	265	141

Total assets	$9,514	$8,354

Liabilities:
Deferred compensation	$447	$380
Affiliate borrowings	179	92
Other liabilities	136	14
Notes and debentures (with original maturities over one year)	2,664	2,624
Junior subordinated debentures	1,412	1,042

Total liabilities	4,838	4,152

Shareholders’ equity	4,676	4,202

Total liabilities and shareholders’ equity	$9,514	$8,354

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

Condensed Statement of Cash Flows – Mellon Financial Corporation (Parent Corporation)	Year ended Dec. 31,
(in millions)	2006	2005	2004
Cash flows from operating activities:
Net income	$898	$782	$796
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed net income of subsidiaries	(229)	(107)	(259)
Net (increase) decrease in accrued interest receivable	(4)	(1)	20
Deferred income tax benefit	(17)	(28)	(29)
Net (decrease) increase from other operating activities	(26)	5	29

Net cash provided by operating activities	622	651	557

Cash flows from investing activities:
Net (increase) decrease in short- term deposits with affiliated banks	(444)	199	(245)
Purchases of securities available for sale	(2,386)	(2,082)	(1,129)
Proceeds from maturities of securities available for sale	2,622	1,892	1,233
Loans made to subsidiaries	(843)	(216)	(422)
Principal collected on loans to subsidiaries	582	654	554
Net capital contributed to subsidiaries	(3)	(409)	(86)
Proceeds from divestitures	1	322	—
Net decrease from other investing activities	(54)	(48)	(52)

Net cash provided by (used in) investing activities	(525)	312	(147)

Cash flows from financing activities:
Net decrease in commercial paper	—	(6)	(4)
Repayments of long-term debt	—	(300)	(200)
Net proceeds from issuance of long-term debt	—	—	298
Net proceeds from issuance of trust-preferred securities	372	—	—
Proceeds from issuance of common stock	144	61	36
Proceeds from the issuance of ESPP shares	4	5	6
Repurchase of common stock	(388)	(385)	(266)
Dividends paid on common stock	(355)	(327)	(297)
Tax benefit realized on share-based payment awards	26	—	—
Net increase (decrease) from other financing activities	87	(7)	16

Net cash used in financing activities	(110)	(959)	(411)

Change in cash and due from banks:
Net increase (decrease) in cash and due from banks	(13)	4	(1)
Cash and due from banks at beginning of year	15	11	12

Cash and due from banks at end of year	$2	$15	$11

Supplemental disclosures
Interest paid	$239	$195	$160
Income taxes paid(a)	$396	$356	$222
Income taxes refunded(a)	—	(64)	(49)
Payments received from subsidiaries	(488)	(305)	(174)

Net income taxes received	$(92)	$(13)	$(1)

(a)	Includes discontinued operations.

32. Supplemental information to the Consolidated Statement of Cash Flows

Noncash investing and financing transactions that, appropriately, are not reflected in the Consolidated Statement of Cash Flows are listed below.

Noncash investing and financing transactions	Year ended Dec. 31,
(in millions)	2006	2005	2004
Net transfer to loans held for sale	$—	$560	$—
Net transfers to acquired property	$2	$—	$1
Purchase acquisitions(a):
Fair value of noncash assets acquired including goodwill and other intangibles	609	187	255
Liabilities assumed	(132)	(25)	(29)
Common stock issued from treasury	(113)	—	(2)
Net cash disbursed	$364	$162	$224

(a)	Purchase acquisitions in 2006 primarily relate to ClearTran, the Planned Giving Services Group of U.S Trust Corporation, Singer & Friedlander, and Walter Scott & Partners Limited, as well as the additional consideration for certain mutual fund assets acquired from Bear Stearns, City Capital, Inc., The Arden Group, Inc., and Standish Mellon. In 2005; City Capital, Inc., Derivative Portfolio Management and the remaining 50% of the Russell Mellon joint venture, as well as the additional consideration for Pareto Partners, Evaluation Associate Capital Markets, HBV Capital Management, Safeco Trust Company, Bear Stearns, Standish Mellon, Paragon Asset Management and Weber Fulton. In 2004, The Providence Group, SourceNet Solutions, Inc., Safeco Trust Company, Paragon Asset Management Company, Evaluation Associates Capital Markets, and the remaining 70% interest in Pareto Partners, as well as the additional consideration for Van Deventer & Hoch, Standish Mellon and The Arden Group.

33. International operations

Foreign activity includes asset management and asset servicing fee revenue generating businesses, foreign exchange trading activity, loans and other revenue producing assets and transactions in which the customer is domiciled outside of the United States and/or the foreign activity is resident at a foreign entity. We have approximately 2,800 employees at non-U.S. locations (excluding joint ventures), principally in the United Kingdom and other European countries. Due to the nature of our foreign and domestic activities, it is not possible to precisely set apart the foreign and domestically domiciled customers. As a result, it is necessary to make certain subjective assumptions such as:

•	Net income from international operations is determined after internal allocations for interest income, taxes, expenses, and provision and reserve for credit losses.

Mellon Financial Corporation

NOTES TO FINANCIAL STATEMENTS

•	Expenses charged to international operations include those directly incurred in connection with such activities, as well as an allocable share of general support and overhead charges.

International assets, revenue, continuing income from international operations before income taxes and continuing income from international operations are shown in the following table.

Foreign and domestic total assets and results from continuing operations (in millions)	Foreign		Domestic	Total
2006 (a)
Total assets	$5,382	(b)	$36,096	$41,478
Total revenue	1,124	(b)	4,191	5,315
Income before taxes	261		985	1,246
Income	197		735	932

2005
Total assets	$3,164	(b)	$35,514	$38,678
Total revenue	872	(b)(c)	3,809	4,681
Income before taxes	284	(c)	1,018	1,302
Income	190		694	884

2004
Total assets	$5,192	(b)	$31,923	$37,115
Total revenue	650	(b)(c)	3,465	4,115
Income before taxes	160	(c)	969	1,129
Income	108		673	781

(a)	2006 information reflects immaterial refinements in methodology from prior periods.
(b)	In 2006, includes assets of approximately $4.6 billion and revenue of approximately $735 million of international operations domiciled in the U.K., which is 11% of consolidated total assets and 14% of total continuing revenues. In 2005, includes assets of approximately $2.4 billion and revenue of approximately $560 million of international operations domiciled in the U.K., which was 6% of consolidated total assets and 12% of total continuing revenues. In 2004, includes assets of approximately $4.6 billion and revenue of approximately $470 million of international operations domiciled in the U.K., which was in excess of 12% of consolidated total assets and 11% of continuing revenues.
(c)	Includes the $197 million and $93 million pre-tax gains from the sale of our investment in Shinsei Bank in 2005 and 2004, respectively.

Mellon Financial Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

Mellon Financial Corporation:

We have audited the accompanying consolidated balance sheets of Mellon Financial Corporation and subsidiaries as of December 31, 2006 and 2005 and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mellon Financial Corporation and subsidiaries at December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 2 to the consolidated financial statements, the Corporation changed its method of accounting for employer defined benefit pension and other postretirement plans effective December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 158.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Mellon Financial Corporation’s internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 22, 2007 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

February 22, 2007

Mellon Financial Corporation